                                                                     Exhibit 4.9


                                                                  EXECUTION COPY

================================================================================

                                  $920,000,000

                                 LOAN AGREEMENT

                                      among

                      VIVENDI UNIVERSAL ENTERTAINMENT LLLP,
                                  as Borrower,

              The Several Lenders from Time to Time Parties Hereto,

                 BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK,
                          as Co-Administrative Agents,

                               BARCLAYS BANK PLC,
                              as Syndication Agent,

                              JPMORGAN CHASE BANK,
                               as Collateral Agent

                                       and

                              JPMORGAN CHASE BANK,
                                 as Paying Agent

                           Dated as of June 24, 2003

================================================================================


        BANC OF AMERICA SECURITIES LLC and J.P. MORGAN SECURITIES INC.,
                     as Joint Bookrunners and Lead Arrangers

                               TABLE OF CONTENTS

                                                                                  Page
SECTION 1.         DEFINITIONS                                                       1
     1.1           Defined Terms .................................................   1
     1.2           Other Definitional Provisions .................................  22
     1.3           Accounting Determinations; GAAP ...............................  23

SECTION 2.         AMOUNT AND TERMS OF COMMITMENTS                                  23
     2.1           Term Loans ....................................................  23
     2.2           Procedure for Borrowing .......................................  23
     2.3           Repayment of Loans ............................................  23
     2.4           Optional Prepayments ..........................................  24
     2.5           Mandatory Prepayments .........................................  24
     2.6           Conversion and Continuation Options ...........................  24
     2.7           Limitations on Eurodollar Tranches ............................  25
     2.8           Interest Rates and Payment Dates ..............................  25
     2.9           Computation of Interest .......................................  25
     2.10          Inability to Determine Interest Rate ..........................  26
     2.11          Pro Rata Treatment and Payments ...............................  26
     2.12          Requirements of Law ...........................................  27
     2.13          Taxes .........................................................  28
     2.14          Indemnity .....................................................  29
     2.15          Change of Lending Office ......................................  30
     2.16          Replacement of Lenders ........................................  30

SECTION 3.         REPRESENTATIONS AND WARRANTIES                                   30
     3.1           Financial Statements ..........................................  31
     3.2           No Change .....................................................  31
     3.3           Existence; Compliance with Law ................................  31
     3.4           Power; Authorization; Enforceable Obligations .................  31
     3.5           No Legal Bar ..................................................  32
     3.6           Litigation ....................................................  32
     3.7           No Default ....................................................  32
     3.8           Ownership of Property; Liens ..................................  32
     3.9           Intellectual Property .........................................  32
     3.10          Taxes .........................................................  32
     3.11          Federal Regulations ...........................................  32
     3.12          Labor Matters .................................................  33
     3.13          ERISA .........................................................  33
     3.14          Investment Company Act; Other Regulations .....................  33
     3.15          Subsidiaries ..................................................  33
     3.16          Use of Proceeds ...............................................  33
     3.17          Environmental Matters .........................................  33
     3.18          Accuracy of Information, etc ..................................  34
     3.19          Security Documents ............................................  34

SECTION 4.         CONDITIONS PRECEDENT                                             34
     4.1           Conditions to Loans ...........................................  34

SECTION 5.         AFFIRMATIVE COVENANTS                                            35
     5.1           Financial Statements ..........................................  35
     5.2           Certificates; Other Information ...............................  36
     5.3           Payment of Obligations ........................................  37
     5.4           Maintenance of Existence; Compliance ..........................  37
     5.5           Maintenance of Property; Insurance ............................  37
     5.6           Inspection of Property; Books and Records; Discussions ........  37
     5.7           Notices .......................................................  38
     5.8           Separateness Requirements .....................................  38
     5.9           Concerning the Collateral .....................................  38
     5.10          Interest Rate Protection ......................................  39

SECTION 6.         NEGATIVE COVENANTS                                               40
     6.1           Financial Covenants ...........................................  40
     6.2           Indebtedness ..................................................  40
     6.3           Liens .........................................................  42
     6.4           Fundamental Changes ...........................................  45
     6.5           Disposition of Property .......................................  45
     6.6           Restricted Payments ...........................................  46
     6.7           Investments ...................................................  47
     6.8           Transactions with Affiliates ..................................  49
     6.9           Sales and Leasebacks ..........................................  49
     6.10          Swap Agreements ...............................................  49
     6.11          Changes in Fiscal Periods .....................................  50
     6.12          Negative Pledge Clauses .......................................  50
     6.13          Clauses Restricting Subsidiary Distributions ..................  50
     6.14          Lines of Business .............................................  50

SECTION 7.         EVENTS OF DEFAULT                                                50

SECTION 8.         THE AGENTS                                                       52
     8.1           Appointment ...................................................  52
     8.2           Delegation of Duties ..........................................  53
     8.3           Exculpatory Provisions ........................................  53
     8.4           Reliance by Co-Administrative Agents ..........................  53
     8.5           Notice of Default .............................................  54
     8.6           Non-Reliance on Agents and Other Lenders ......................  54
     8.7           Indemnification ...............................................  54
     8.8           Agent in Its Individual Capacity ..............................  55
     8.9           Successor Co-Administrative Agent .............................  55
     8.10          Co-Administrative Agents' and Paying Agent's Fees .............  55
     8.11          Syndication Agent .............................................  55

SECTION 9.         MISCELLANEOUS                                                    55
     9.1           Amendments and Waivers ........................................  55
     9.2           Notices .......................................................  56
     9.3           No Waiver; Cumulative Remedies ................................  57
     9.4           Survival of Representations and Warranties ....................  57
     9.5           Payment of Expenses ...........................................  58
     9.6           Successors and Assigns; Participations and Assignments ........  58
     9.7           Adjustments; Set-off ..........................................  61

     9.8           Counterparts ..................................................  61
     9.9           Severability ..................................................  61
     9.10          Integration ...................................................  62
     9.11          GOVERNING LAW .................................................  62
     9.12          Submission To Jurisdiction; Waivers ...........................  62
     9.13          Acknowledgements ..............................................  62
     9.14          Releases of Guarantees and Liens ..............................  63
     9.15          Confidentiality ...............................................  64
     9.16          WAIVERS OF JURY TRIAL .........................................  64
     9.17          Delivery of Addenda ...........................................  64
     9.18          Non-Recourse to Partners ......................................  64
     9.19          Limitation on Individual Enforcement ..........................  64
     9.20          Restatement of Existing Facility ..............................  65

SCHEDULES:

1.1A    Commitments
1.1B    Mortgaged Property
1.1C    Certain Real Properties
3.15    Material Subsidiaries
4.1     Closing Documents
5.8     Separateness Requirements
6.2     Indebtedness
6.8     Transactions with Affiliates
6.9     Permitted Sales and Leasebacks
6.12    Permitted Restrictions

EXHIBITS:

A       Form of Security Agreement
B       Form of Subordination Agreement
C       Form of Assignment and Assumption
D       Form of Lender Addendum
E       Form of Exemption Certificate


SIGNATORIES

         LOAN AGREEMENT (this "Agreement"), dated as of June 24,2003, among VIVENDI UNIVERSAL ENTERTAINMENT LLLP (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, as co-administrative agents, BARCLAYS BANK PLC, as syndication agent (in such capacity, the "Syndication Agent"), JPMORGAN CHASE BANK, as collateral agent, and JPMORGAN CHASE BANK, as paying agent.

         The parties hereto hereby agree as follows:

                             SECTION 1. DEFINITIONS

         1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

         "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/l00 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Paying Agent, as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Paying Agent in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change.


         "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

         "Additional Indebtedness": Indebtedness incurred pursuant to Section 6.2(q).

         "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

         "Agents": the collective reference to the Co-Administrative Agents, the Syndication Agent, the Collateral Agent and the Paying Agent.

         "Agreement": as defined in the preamble hereto.

         "Applicable Margin": for each Type of Loan, the rate per annum set forth under the relevant column heading below:

                        ABR Loans                   Eurodollar Loans
                          1.75%                          2.75%

         "Approved Fund": as defined in Section 9.6(b).

         "Asset Sale": any Disposition of Subject Assets or series of related Dispositions of Subject Assets (excluding any such Disposition permitted by clauses (a)-(g) of Section 6.5) that yields gross proceeds to the Borrower or any Domestic Subsidiary (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $10,000,000.

         "Assignee": as defined in Section 9.6(b).

         "Assignment and Assumption": an Assignment and Assumption, substantially in the form of Exhibit C, or in any other form approved by the Paying Agent.

         "Benefited Lender": as defined in Section 9.7(a).

         "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

         "Borrower": as defined in the preamble hereto.

         "Business": as defined in Section 3.17(b).

         "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank market.

         "Canada Preferred Stock": the Preferred Stock, redemption value CAN$l000 per share, of Universal Studios Canada Inc. (or its successors).

         "Canada Receivable": the receivable which at the date of this Agreement is owing by a member of the Vivendi Group to a member of the Group, the amount which shall at no time exceed CAN$52,000,000.

         "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

         "Cash Collateral Event": any event that would be a Prepayment Event but for the proviso to the definition of Prepayment Event.

         "Cash EBITDA": for any period, Consolidated EBITDA for such period adjusted by (i) adding the amount of film and programming amortization costs deducted in the determination thereof and (ii) deducting the amount of cash film and programming production costs paid in such period by the Group and not otherwise deducted in the determination thereof.

         "Cash Leverage Ratio": at any date, the Leverage Ratio at such date, adjusted by substituting Cash EBITDA for Consolidated EBITDA for the relevant period.

         "Change in Control": the cessation by Vivendi Universal to own, directly or indirectly, more than 50% of the outstanding issued common Equity Interests of the Borrower (to which is attached more than 50% of the common voting rights of the Borrower) or the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 33 1/3% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Vivendi Universal.

         "Class A Preferred Interests": as defined in the Partnership Agreement.

         "Class B Preferred Interests": as defined in the Partnership Agreement.

         "Closing Date": the date designated by the Borrower pursuant to Section
2.2 as the date on which the Loans are to be made, which date shall be no later than June 30, 2003.

         "Co-Administrative Agents": Bank of America, N.A. and JPMorgan Chase Bank, as the co-administrative agents for the Lenders under this Agreement, together with any successors in such capacity.

         "Code": the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

         "Collateral Agent": JPMorgan Chase Bank, in its capacity as administrative agent for the secured parties under the Security Documents, together with any successors in such capacity.

         "Collateral and Guarantee Requirement": the requirement that:

         (a) the Collateral Agent shall have received from each Loan Party either (i) a counterpart of the Security Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Closing Date, a supplement to the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

         (b) all outstanding Equity Interests of each Subsidiary owned directly by any Loan Party shall have been pledged pursuant to the Security Agreement (except that the Loan Parties shall not be required to pledge more than 66% of the outstanding voting Equity Interests of any Foreign Subsidiary) and the Collateral Agent shall have received all certificates or other instruments representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

         (c) all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party and that is evidenced by a promissory note shall have been pledged pursuant to the Security Agreement and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank;

         (d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement and the Mortgage and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement and the Mortgage, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

         (e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any Lien which is not a Permitted Encumbrance (as such terms are defined in the Mortgage), together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property;

         (f) each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder; and

         (g) the Subordination Agreement shall have been executed and delivered by the parties thereto.

         "Commitment": as to any Lender, the obligation of such Lender to make a Loan to the Borrower in the principal amount set forth under the heading "Commitment" opposite such Lender's name on Schedule 1.1A. The aggregate amount of the Commitments is $920,000,000.

         "Conduit Lender": any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.12, 2.13, 2.14 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

         "Confidential Information Memorandum": the Confidential Information Memorandum dated May 2003 and furnished to certain Lenders.

         "Consolidated": refers to the consolidation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP.

         "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Copyright Liens": any Liens granted by the Borrower or any Subsidiary on copyrights relating to Product that is subject to contracts entitling the Borrower or such Subsidiary to future payments in respect of such Product, which contractual rights to future payments are to be transferred by the Borrower or such Subsidiary to a special-purpose Subsidiary of the Borrower or such Subsidiary organized for the purpose of monetizing such rights to future payments and which Liens (i) are granted directly or indirectly for the benefit of the special purpose Subsidiary and/or the Persons who purchase such contractual rights to future payments from such special-purpose Subsidiary and
(ii) extend only to
copyrights for Product subject to such contracts for the purpose of permitting the completion, distribution and exhibition of such Product.

         "Covenant Defeasance SPV": as defined in the definition of Covenant Defeasance Transaction.

         "Covenant Defeasance Transaction": any or all of the following transactions, as the context may require: (a) the issuance of additional preferred or common Equity Interests in the Borrower to a member of the Vivendi Group other than a Group Member; (b) a contribution of the proceeds of such issuance (and/or any funds that could be disposed of pursuant to a Dividend at the time in compliance with Section 6.6) to a special purpose entity (which may be a special purpose subsidiary of the Borrower, a trust or similar limited liability entity) formed to facilitate the transactions contemplated by this definition (the "Covenant Defeasance SPV"), which shall have no Investment in any other Group Member (other than Class A Preferred Interests or Class B Preferred Interests); (c) the issuance for the account of the Covenant Defeasance SPV of a letter of credit in the amount required by Section 5.05(a) of the Partnership Agreement as a condition to the inapplicability of certain covenants specified therein; (d) the pledge of the cash proceeds or funds referred to in (b) above (or Investments acquired with such proceeds or funds) to secure the obligations of the Covenant Defeasance SPV in respect of such letter of credit; (e) the posting of such letter of credit in favor of the holder of the Class A Preferred Interests as contemplated by Section 5.05 of the Partnership Agreement; or (F) any other substantially similar transaction for the defeasance of the covenants in the Partnership Agreement that benefit the Class A Preferred Interests and/or the Class B Preferred Interests (including arrangements for the assets of the Covenant Defeasance SPV to effect such defeasance instead of supporting a letter of credit issued for such purpose) which (i) is funded exclusively as contemplated by (a) and (b) above, (ii) involves no Indebtedness of any Group Member except a Covenant Defeasance SPV and (iii) involves no issuance or Disposition of Equity Interests in any Group Member except the Borrower or a Covenant Defeasance SPV.

         "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

         "Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings. The granting of a Lien shall not constitute a Disposition.

         "Dividends": as defined in Section 6.6.

         "Dollars" and "$": lawful currency of the United States.

         "Domestic Subsidiary": any Subsidiary which is not a Foreign
Subsidiary.

         "EBITDA": for any Person for any period, the Operating Income of such Person for such period plus, without duplication and to the extent deducted in determining such Operating Income, all amounts attributable to depreciation, amortization (including deferred compensation in connection with certain stock options), other noncash, nonrecurring gains and losses and noncash write-offs of or impairment charges for goodwill and other assets, and less reversal, if any, when paid, for such period, all determined in accordance with GAAP.

         "Eligible Subsidiary": a Material Subsidiary which (i) is not a Foreign Subsidiary, (ii) is "disregarded" as an entity separate from the Borrower for U.S. federal income tax purposes, (iii) is not a special purpose entity created to effect a Film Rights Securitization and (iv) is not a Covenant Defeasance SPV.

         "Environmental Laws": any and all foreign, federal, state, local or municipal laws, statutes and regulations, together with legally enforceable rules, orders, ordinances, codes, decrees and requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

         "Equity Interests": means shares of equity interests, partnership interests, membership interests in limited liability company or limited liability limited partnership and beneficial interests in a trust or other equity ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate": any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and
Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

         "ERISA Event": (a) any Reportable Event; (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

         "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

         "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Paying Agent or, in the absence of such availability, by reference to the rate at which the Paying Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

         "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

         "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

         "Eurodollar Tranche": the collective reference to Eurodollar Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

         "Event of Default": any of the events specified in Section 7; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

         "Exempt Transaction": any Disposition of rights in items of Product as a method of raising finance or financing the creation, production, development or distribution of such Product in connection with a Governmental Incentive Program, in each case in the ordinary course of business.

         "Existing Facility": the Amended and Restated Agreement dated as of November 25, 2002 among the Borrower, Banc of America Securities LLC and J.P. Morgan Securities Inc., as mandated lead arrangers, the financial institutions listed on the Schedule 1 thereto and JPMorgan Chase Bank, as administrative agent.

         "Exposure": with respect to any Lender at any time, an amount equal to
(a) until the Closing Date, the amount of such Lender's Commitment at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender's Loans.

         "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Paying Agent from three federal funds brokers of recognized standing selected by it.

         "Film Rights Securitization": any securitization transaction with respect to Intellectual Property of a Group Member in which the recourse of the parties providing financing is limited to the related Intellectual Property to an extent substantially similar to the Initial Film Rights Securitization. For avoidance of doubt, a Film Rights Securitization is a continuing transaction involving multiple transfers and payments over a period of time.

         "Financial Obligations": obligations in respect of Indebtedness or a Swap Agreement. The principal amount of a Financial Obligation in respect of a Swap Agreement at any time is the maximum aggregate amount (giving effect to any legally enforceable netting agreements) that the Group would be required to pay if such Swap Agreement were terminated at such time.

         "Fixed Charges": for any Person for any period, the sum of, without duplication, (i) the Interest Expense of such Person, (ii) income taxes payable by such Person, (iii) Tax Distributions payable by such Person, (iv) scheduled amortization of Indebtedness of such Person and (v) capital expenditures by such Person.

         "Foreign Subsidiary": any Subsidiary which is a "controlled foreign corporation" within the meaning of the Code.

         "Funding Office": the office of the Paying Agent specified in Section
9.2 or such other office as may be specified from time to time by the Paying Agent as its funding office by written notice to the Borrower and the Lenders.

         "GAAP": generally accepted accounting principles in the United States.

         "Geographical Territory": any specific geographical area constituting a territory, nation, country, state, governmental entity or any subdivision thereof located anywhere in the universe.

         "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

         "Governmental Incentive Program": a program or policy (i) enacted, adopted or sponsored by a government of a Geographical Territory other than the United States of America or any part thereof and (ii) having the effect of creating incentives or benefits, including tax and/or financing benefits, in connection with all or a portion of any item of Product.

         "Group": the collective reference to the Borrower and its Subsidiaries.

         "Group Member": the Borrower or any of its Subsidiaries.

         "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or
(iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person at any time shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount at such time of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable at such time pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof at such time as determined by the Borrower in good faith; provided, however, that if such guaranteeing person has not assumed such primary obligation, such amount shall be the lesser of the foregoing and the value of the property of such guaranteeing person which is subject to a Lien securing such primary obligation. It is understood that financing structures referred to as "synthetic leases" normally entail a Guarantee Obligation of Indebtedness of the lessee.

         "Guarantor": each Eligible Subsidiary

         "High-Yield Debt": any Indebtedness incurred through issuance of unsecured debt securities of the Borrower in a capital markets transaction.

         "Indebtedness": without duplication, any indebtedness owing by a Person in respect of:

         (a)      moneys borrowed;

         (b)      any debenture, bond, note, loan or other debt security;

         (c)      any acceptance credit;

         (d) receivables sold or discounted (otherwise than on a non-recourse basis in the ordinary course of business and not as a method of raising finance), including any Film Rights Securitization;

         (e) the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

         (f)      Capital Lease Obligations;

         (g) any Guarantee Obligation in respect of Indebtedness of any other Person;

         (h) any obligation upon which interest charges are customarily paid;

         (i) any obligation under conditional sale or other title retention agreements relating to property acquired;

         (j) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, whether or not the Indebtedness secured thereby has been assumed; and

         (k) any obligation, contingent or otherwise, in respect of letters of credit and letters of guaranty.

         The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor or to the extent such Indebtedness is already taken into account with respect to such Person. For avoidance of doubt, the obligations of Affiliates to members of the Group, and the obligations of members of the Group to the relevant Affiliate, in respect of payments received by Affiliates for video sales by members of the Group as contemplated by subpart (b) of Schedule 5.8 constitute Indebtedness of the obligor for purposes of this Agreement.

         Notwithstanding the foregoing, "Indebtedness" does not include (i) the Class A Preferred Interests or the Class B Preferred Interests (or similar preferred Equity Interests in the Borrower), (ii) any UCI Loan (other than for purposes of the Subordination Agreement), (iii) any Indebtedness of the Borrower arising in connection with any UCI Loan in the form of a guarantee of or pledge of cash collateral securing any Indebtedness of UCI as contemplated by Section 6.7(p), for so long as the related UCI Loan remains outstanding, (iv) the Indebtedness of USJ Co., Ltd. that is secured by a Lien on Equity Interests in USJ Co., Ltd. that are owned by Universal Studios Entertainment Japan Investment Company LLC, (v) amounts owed to any member of the Vivendi Group attributable to the commingling of U.K. music and video receivables or (vi) any of the following which arise in the ordinary course of business of the group:

         (a) trade accounts payable that are not more than 120 days past due;

         (b) advances to a Person which give rise to an obligation to be satisfied, in the first instance, otherwise than by repayment of money (including, for the avoidance of doubt, an obligation to provide goods or services such as the production, creation, development, distribution or other exploitation of Product);

         (c) any liabilities that relate to profit participations, deferments or guild residuals in connection with the production of an item of Product (including those that are held by or accruing in favor of (i) the Screen Actors Guild, the Writers Guild of America, the Directors Guild of America, the International Alliance of Theatrical and Stage Employees, and any other unions, guilds or collective bargaining units who have rights in or control over items of Product, and (ii) any Persons who hold participation or residual interests in items of Product);

         (d) any claims, interests, rights, participations, liens, encumbrances or security interests (of whatever nature) that are held by or accrue in favor of any completion guarantor, financier or other third person related to production, acquisition or exploitation rights in items of Product;

         (e)      endorsements for collection or deposit;

         (f) obligations to pay royalties or other participations (whenever accrued);

         (g) contingent or optional funding commitments relating to Persons in which the Borrower or one of its Subsidiaries has an interest (except for funding commitments that are reasonably likely to come due or be called prior to the final maturity date of the Loans but including the equity funding commitment contemplated by Section 6.7(s));

         (h)      non-recourse forward sales of rights in items of Product;

         (i) commitments for production costs or P&A related to items of Product;

         (j) obligations owing to any government of a Geographical Territory under a Governmental Incentive Program; and

         (k) obligations in respect of performance bonds, completion bonds, bid bonds, surety bonds or similar obligations which are not themselves a guarantee of, or an indemnity or similar assurance against financial loss in respect of, an obligation that constitutes Indebtedness.

         "Initial Aggregate Funded Amount": the aggregate principal amount of Loans funded hereunder.

         "Initial Film Rights Securitization": the securitization transaction consummated pursuant to the Sale and Contribution Agreement dated as of March 31, 2003 between Universal Film Funding LLC, as purchaser, and Universal City Studios Productions LLLP, as Seller, and the notes issued in connection therewith under an Indenture dated as of March 31, 2003 between Universal Film Funding LLC, as issuer, and Wells Fargo Bank Minnesota, National Association, as indenture trustee.

         "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

         "Interest Expense": for any Person for any period, the sum of, without duplication, (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of such Person in respect of Indebtedness (net of all interest income of such Person) for such period, determined in accordance with GAAP, plus (ii) any interest accrued during such period in respect of Indebtedness of such Person that is required to be capitalized rather than included in interest expense for such period in accordance with GAAP plus
(iii) in the case of the Borrower, cash distributions on its Class B Preferred Interests made pursuant to Section 8.01(a) of the Partnership Agreement minus
(iv) to the extent otherwise included, amortization of debt issuance expense and similar non-cash items; provided that the Interest Expense for the Group shall be calculated as follows for the indicated period: (i) for the twelve- month period ending September 30, 2003, by multiplying Interest Expense for the fiscal quarter then ended by four; (ii) for the twelve-month period ending December 31, 2003, by multiplying the Interest Expense for the two fiscal quarters then ended by two; and (iii) for the twelve-month period ending March 31, 2004, by multiplying the Interest Expense for the three fiscal quarters then ended by 4/3.

         "Interest Payment Date": (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

         "Interest Period": as to any Eurodollar Loan: (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (subject to the prior approval of all Lenders) any other period of time thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (subject to the prior approval of all Lenders) any other period of time thereafter, as selected by the Borrower by irrevocable notice to the Paying Agent not later than 11 :00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

         (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

         (ii) the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the relevant Loans;

         (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

         (iv) no Interest Period longer than one month may commence prior to 30 days after the Closing Date.

         "Investment Grade": having credit ratings of at least BBB- as published by S&P and at least Baa3 as published by Moody's (in each case with a stable outlook).

         "Investments": as defined in Section 6.7.

         "Lender": each Person that has a Commitment or that holds a Loan.

         "Lender Addendum": an instrument, substantially in the form of Exhibit D, by which a Lender becomes a party to this Agreement as of the Closing Date.

         "Leverage Ratio": on any date, the ratio of (a) Consolidated Indebtedness (less (i) the aggregate amount of cash collateral for the Loans held by the Collateral Agent pursuant to Section 5.9(f) or otherwise, (ii) the aggregate amount of Indebtedness of any Affiliate (other than (x) Indebtedness of a Group Member and (y) the Canada Receivable) owing to any Group Member, but not in excess of the aggregate amount of Indebtedness of the Group that is subject to the Subordination Agreement and (iii) to the extent reflected in Consolidated Indebtedness, Indebtedness of a Covenant Defeasance SPV incurred in connection with a Covenant Defeasance Transaction) as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date); provided that if there shall have been a Material Acquisition or a Material Disposition during such period, Consolidated EBITDA shall be calculated on a pro forma basis giving effect thereto as if such acquisition or disposition had occurred on the first day of such period. For avoidance of doubt, Consolidated Indebtedness referred to above includes (without duplication) any

Guarantee Obligation of any Group Member in respect of Indebtedness of any other Person and any other Indebtedness of the type described in clause (k) of the definition of Indebtedness.

         "Lien": any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

         "Loan": as defined in Section 2.l(a).

         "Loan Documents": this Agreement, the Security Documents, the Notes, the Subordination Agreement and any amendment, waiver, supplement or other modification to any of the foregoing.

         "Loan Parties": the Borrower and the Eligible Subsidiaries.

         "Material Acquisition": any acquisition of property or series of related acquisitions of property that (i) constitutes assets comprising all or substantially all of an operating unit of a business or (ii) constitutes Equity Interests in a Person that becomes a Subsidiary as a result of such acquisition, if such operating unit or Person had EBITDA in excess of $10,000,000 for its most recent fiscal year prior to such acquisition for which such amount is determinable.

         "Material Adverse Effect": a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

         "Material Disposition": any Disposition of property or series of related Dispositions of property that (i) constitutes assets comprising all or substantially all of an operating unit of a business or (ii) constitutes Equity Interests in a Person that ceases to be a Subsidiary as a result of such Disposition, if such operating unit or Person had EBITDA in excess of $10,000,000 for its most recent fiscal year prior to such Disposition for which such amount is determinable; provided that the Disposition of Spencer Gifts LLC will not be deemed a Material Disposition.

         "Material Domestic Subsidiary": any Material Subsidiary which is a Domestic Subsidiary.

         "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation. Materials of Environmental Concern do not include commercially reasonable amounts of such substances used or stored in the ordinary course of occupancy, use or maintenance; provided that such substances are used or stored in accordance with Environmental Laws.

         "Material Subsidiary": (a) each Subsidiary so designated on Schedule 3.15, (b) each other Subsidiary having total assets (consolidated in the case of a Subsidiary which itself has one or more subsidiaries) exceeding $50,000,000,
(c) each other Subsidiary whose EBITDA (consolidated in the case of a Subsidiary which itself has one or more subsidiaries) represents 5% or more of Consolidated EBITDA for the most recent fiscal year of the Borrower then ended and (d) any other Subsidiary which is the successor by amalgamation, merger, consolidation or the like to, or which is the transferee (other than by reason of transfers made in the ordinary course of business) of sufficient assets that the receiving Subsidiary would have been a Material Subsidiary had the transfer occurred on or before the date of the latest audited consolidated accounts of the Group; in a case of a transfer of all or substantially all the assets of a Material Subsidiary, the disposing Material Subsidiary shall forthwith upon the transfer taking place cease to be a Material Subsidiary.

         "Moody's": Moody's Investors Service, Inc.

         "Mortgage": a mortgage, deed of trust, leasehold mortgage, leasehold deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the obligations under the Loan Documents of each Loan Party party to such Mortgage. Each Mortgage shall be reasonably satisfactory in form and substance to the Co-Administrative Agents.

         "Mortgaged Property": initially, each parcel of real property (or leasehold interest therein) and the improvements thereto owned by a Loan Party and identified on Schedule 1.1B, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to
Section 5.9.

         "Multiemployer Plan": a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "Net Proceeds": with respect to any event (a) the cash proceeds received by the Borrower and its Domestic Subsidiaries (and, in the case of a Film Rights Securitization, its Foreign Subsidiaries) in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, if in excess of $1,000,000, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments if in excess of $1,000,000, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and its Subsidiaries to third parties (other than Affiliates) in connection with such event (including underwriting discounts and commissions, brokerage or other selling commissions, legal, advisory and other fees and expenses, including title and recording fees and expenses and appraisal and environmental fees and expenses), (ii) in the case of an Asset Sale or a Recovery Event, the amount of all payments required to be made by the Borrower and its Subsidiaries as a result of such event to repay Indebtedness (other than Loans) directly or indirectly secured by such asset (or, in the case of a Disposition of a Subsidiary, for which such Subsidiary is liable), (iii) any amounts applied to repay the UCI Loan as permitted by Section 6.6(j) and (iv) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its Subsidiaries (including for this purpose any Tax Distributions required to be made by the Borrower in respect of such event, but not any other direct or indirect third- party tax indemnity, except any tax indemnity in favor of the purchaser or its Affiliates in connection with a Disposition of assets), and the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next two succeeding years and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower). The Net Proceeds of any revolving credit or similar facility shall be the net rather than the gross amount of financing obtained thereunder. The amount of proceeds received by the Borrower and its Subsidiaries pursuant to any Film Rights Securitization shall be deemed to be equal to (A) initially, the initial amount outstanding under any financing provided (other than by a Group Member) to a Subsidiary of the Borrower in connection with such Film Rights Securitization (a "Securitization Financing"), and (B) thereafter, an amount corresponding, at any time, to an increase of the aggregate outstanding amount under the Securitization Financing relating to such Film Rights Securitization to an amount greater than the highest amount outstanding under such Securitization Financing prior to such time, in each case net of (1) amounts described in clause (b) above, to the extent applicable, and (2) reserves required to be funded in connection with such Film Rights Securitization so long as such reserves are required to be maintained.

         "Non-Excluded Taxes": as defined in Section 2.13(a).

         "Non-U.S. Lender": as defined in Section 2.13(d).

         "Notes": the collective reference to any promissory note evidencing Loans.

         "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

         "Operating Income": for any Person for any period, the operating earnings or losses of such Person before interest, income taxes, equity earnings, minority interests and cumulative effects of changes in accounting principles for such period determined in accordance with GAAP.

         "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

         "P&A": distribution costs for Theatrical Exploitation attributable to
(i) costs of advertising, promotion and publicity for an item of Product and
(ii) costs for positive prints, internegatives, magnetic and optical sound tracks, trailers and other copies of an item of Product.

         "Participant": as defined in Section 9.6(c).

         "Partnership Agreement": as defined in the Transaction Agreement.

         "Paving Agent": JPMorgan Chase Bank, as the paying agent for the Lenders under this Agreement, together with any successors in such capacity.

         "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

         "Perfection Certificate": as defined in the Security Agreement.

         "Permitted Debt": Additional Indebtedness incurred in one or more capital market transactions consummated on or prior to December 31, 2003 in an aggregate principal amount up to $500,000,000.

         "Permitted Hedge": any Swap Agreement permitted by Section 6.10.

         "Permitted Investments":

         (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

         (b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P and from Moody's (which, as of the date of this Agreement, includes A-2 and P-2);

         (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any commercial bank organized under the laws of the United States or any State thereof (or, in the case of investments made by Foreign Subsidiaries, England, France or Germany or any political subdivision thereof) which has a combined capital and surplus and undivided profits of not less than $500,000,000 (or the equivalent in other currencies);

         (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in paragraph (a) above and entered into with a financial institution satisfying the criteria described in paragraph (c) above;

         (e) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition thereof, having one of the two highest credit ratings obtainable from S&P and from Moody's;

         (f) securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest credit ratings obtainable from S&P and from Moody's;

         (g) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940,
                  (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000; and

         (h) demand deposit accounts maintained in the ordinary course of business.

         "Permitted Lines of Business": the media, tourism and entertainment businesses.

         "Permitted Refinancing": any extension, renewal, refinancing or replacement of Indebtedness that satisfies the following conditions:

         (a) the outstanding principal amount thereof is not increased (except to cover reasonable transaction costs);

         (b) such indebtedness matures no earlier than the earlier of (i) the maturity of the Indebtedness so refinanced and (ii) six months after the maturity of the Loans; and

         (c) the borrower or issuer in respect of such Indebtedness is not changed, except that (i) the Borrower may be the borrower or issuer in respect of Indebtedness incurred to extend, renew, refinance or replace Indebtedness of a Subsidiary and (ii) a special purpose entity created to effect a Film Rights Securitization may be the obligor in respect of a Film Rights Securitization that extends, renews, refinances or replaces another Film Rights Securitization.

         "Permitted Restrictions": any of the following:

         (a)      any restrictions imposed by the Loan Documents;

         (b)      the restrictions existing on the date hereof identified on
                  Schedule 6.12 (but not any amendment or modification expanding the scope of any such restriction);

         (c) customary restrictions contained in agreements relating to the Disposition of a Subsidiary pending consummation of such Disposition, provided such restrictions apply only to the Subsidiary that is to be Disposed of and such Disposition is permitted hereunder;

         (d) restrictions imposed by any agreement relating to a Lien permitted by this Agreement if such restrictions apply only to the property or assets subject to such Lien;

         (e) customary restrictions in leases and other contracts restricting the assignment thereof;

         (f) customary restrictions included in the documentation governing any High-Yield Debt; provided that such restrictions shall not prohibit or limit the ability of any Group Member to create Liens to secure obligations under this Agreement and the other Loan Documents;

         (g) customary restrictions applicable to a Covenant Defeasance SPV or a special purpose entity created to effect a Film Rights Securitization;

         (h) customary restrictions contained in a co-production or distribution agreement if such restrictions apply only to the related Product and revenues therefrom; and

         (i) restrictions applicable to interests in a joint venture or other Investments in a Person that is not a Subsidiary.

         "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "Plan": at a particular time, any employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and in respect of which the Borrower or an

ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERlSA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "Pledge Subsidiary": each Material Domestic Subsidiary which is not an Eligible Subsidiary or a Subsidiary of another Pledge Subsidiary.

         "Prepayment Event":

         (a) the incurrence by any Group Member of any Indebtedness permitted solely by either Section 6.2(c) or the parenthetical exclusion to Section 6.2(k);

         (b) the issuance by the Borrower of any Equity Interests, other than any such issuance to Vivendi Universal or a subsidiary of Vivendi Universal or any then existing holder of Equity Interests in the Borrower;

         (c)      any Asset Sale; or

         (d)      any Recovery Event;

provided that no such event in (b), (c) or (d) shall be a Prepayment Event if consummated prior to May 8, 2004 or such later date as in the reasonable judgment of the Borrower is necessary to avoid adverse tax consequences to the Group or its Affiliates.

         "Product": any live performance, motion picture, television programming, film, video tape, DVD or other product produced for theatrical, non-theatrical or television release or for release in any other medium, in each case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed, with respect to which the Borrower or a Subsidiary (i) is an initial copyright owner or (ii) acquires (or will acquire upon delivery) an equity interest or distribution rights. The term "item of Product" shall include the scenario, screenplay or script upon which such Product is based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of the Borrower or any Subsidiary, and all rights therein and thereto of every kind and character.

         "Projections": as defined in Section 5.2(c).

         "Properties": as defined in Section 3.17(a).

         "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Subject Assets (other than in respect of business interruption insurance).

         "Reduction Percentage": (i) in respect of the incurrence of Indebtedness, l00%, (ii) in respect of the issuance of Equity Interests, 50% and
(iii) in respect of an Asset Sale or Recovery Event, 100%.

         "Register": as defined in Section 9.6(b).

         "Regulation U": Regulation U of the Board as in effect from time to time.

         "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans pursuant to Section 2.5 as a result of the delivery of a Reinvestment Notice.

         "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

         "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through one or more Subsidiaries) elects to use all or a specified portion of the Net Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

         "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower's business.

         "Reinvestment Prepayment Date": with respect to the Net Proceeds of any Reinvestment Event, the date occurring 270 days after receipt of such Net Proceeds.

         "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived with respect to a Plan.

         "Required Lenders": at any time, Lenders having Exposures aggregating more than 50% of the Exposures of all Lenders at the time.

         "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer": the chief executive officer, president, chief financial officer, general counsel and treasurer of the Borrower but in any event, with respect to financial matters, the chief financial officer or the treasurer of the Borrower.

         "Restricted Payments": as defined in Section 6.6.

         "SEC: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

         "S&P": Standard & Poor's Ratings Services.

         "Secured Guarantee": as defined in the Security Agreement.

         "Security Agreement": the Amended and Restated Guarantee and Security Agreement among the Borrower, the Subsidiaries of the Borrower from time to time party thereto and the Collateral Agent, substantially in the form of Exhibit A.

         "Security Documents": the collective reference to the Security Agreement, the Mortgages and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

         "Senior Leverage Ratio": at any date, the Leverage Ratio at such date, adjusted by excluding from Consolidated Indebtedness any Indebtedness which is unsecured or which is by its terms subordinate in right of payment to the Loans.

         "Special Fee Advance Agreement": Special Fee Advance Agreement dated as of March 28, 2003 among VUE, Universal City Property Management II LLC, Universal City Florida Holding Co. I, Universal City Florida Holding Co. II, Blackstone UTP Capital Partners L.P., Blackstone UTP Capital Partners A L.P., Blackstone UTP Offshore Capital Partners L.P. and Blackstone Family Media Partnership III L.P.

         "Subject Assets": any property or assets of the Borrower or its Subsidiaries (excluding (i) any receivables and related assets Disposed of in connection with any Film Rights Securitization otherwise permitted, (ii) Spencer Gifts LLC (and its subsidiaries), (iii) the real property and improvements set forth on Schedule 1.1C and (iv) UCI (and its subsidiaries) and the Group's film studios, theme parks and other real estate assets so long as (in the case of this clause (iv)), after giving effect to any Disposition thereof and any related payment of Indebtedness (or collateralization of the Loans), the Cash Leverage Ratio is less than (a) 3.0 to 1.0 for any Disposition consummated prior to the date occurring 18 months following the Closing Date and (b) 2.5 to 1.0 for any such Disposition consummated on or after the date occurring 18 months following the Closing Date). If a Disposition would have constituted a Disposition of Subject Assets but for a related payment (or collateralization) of the Loans, the Net Proceeds of such Disposition shall be deemed Net Proceeds of a Prepayment Event (or Cash Collateral Event) to the extent of such payment (or collateralization).

         "Subordination Agreement": the Amended and Restated Subordination Agreement entered into as of the Closing Date among the Borrower, certain of the Guarantors, Vivendi Universal Holding I Corp. and Universal Studios Holding III Corp., substantially in the form attached hereto as Exhibit B.

         "subsidiary": with respect to any Person (the "parent") at any date (i) any corporation, limited liability company, limited liability limited partnership, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as (ii) any other corporation, limited liability company, limited liability limited partnership, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or in the case of a partnership more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent.

         "Subsidiary": any subsidiary of the Borrower.

         "Swap Agreement": any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a "Swap Agreement".

         "Syndication Agent": as defined in the preamble hereto.

         "Tax Distributions": any distributions required to be made by Section
8.2 of the Partnership Agreement as in effect on the date hereof.

         "Television Assets": assets of the Television Segment (including any Equity Interests in or Indebtedness of a Television Subsidiary).

         "Television Financial Statements": as defined in Section 3.1(b).

         "Television Segment": the television production and cable television businesses of the Group.

         "Television Subsidiary": any Subsidiary which owns any Television Assets (other than Television Assets which are insignificant in relation both to the other assets of such Subsidiary as well as to the assets of the Television Segment).

         "Theatrical Exploitation": any manner of exploitation, reproduction, distribution, sale, manufacturing, use, performance or other manner of dissemination of items of Product by all means of cinematic (e.g., theatrical, non-theatrical and public video) exhibition, as those terms are commonly understood in the entertainment industry, including exhibition in hotels and on ships and airlines.

         "Transaction": means collectively, the contributions of assets to the Borrower contemplated by the Transaction Agreement that occurred in connection with the initial closing thereunder.

         "Transaction Agreement": means the Amended and Restated Transaction Agreement dated as of December 16, 2001, by and among Vivendi Universal, S.A., Universal Studios Inc., USA Networks, Inc., USANi LLC, Liberty Media Corporation and Barry Diller, as in effect on May 7, 2002.

         "Transferee": any Assignee or Participant.

         "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

         "United States": the United States of America.

         "UCI": collectively, United Cinemas International Multiplex B.V. and Cinema International Corporation N.V.

         "UCI Loan": means a loan or loans by Vivendi Universal or another Affiliate to the Borrower in an amount up to the aggregate of L165,000,000 and E 15,500,000 outstanding at any time (and any related accrued interest) to finance directly or indirectly an Investment by the Borrower in UCI; provided that such loan or loans (i) shall be subject to the Subordination Agreement and
(ii) shall by its or their terms require no payments by the Borrower except upon receipt of, and then only to the extent of, distributions from UCI and/or proceeds of any Disposition of UCI.

         "Vivendi Group": means Vivendi Universal and its subsidiaries.

         "Vivendi Material Subsidiary": means, at any time,

         (a) any subsidiary of Vivendi Universal which is consolidated in the consolidated accounts of the Vivendi Group as prepared in accordance with generally accepted accounting principles in
                  France:

                  (i) whose total assets (consolidated in the case of a subsidiary of Vivendi Universal which itself has a subsidiary) represent not less than 5 per cent of consolidated total assets of the Vivendi Group (as shown in the then latest consolidated accounts of the Vivendi Group made publicly available by Vivendi Universal); and/or

                  (ii) whose EBITDA (consolidated in the case of a subsidiary of Vivendi Universal which itself has a subsidiary) represent not less than 5 per cent of EBITDA of the Vivendi Group (as shown in the then latest consolidated accounts of the Vivendi Group made publicly available by Vivendi Universal); and

         (b) any other subsidiary of Vivendi Universal (the "receiving Vivendi Subsidiary") to which after the date of the latest consolidated accounts of the Vivendi Group is transferred either:

                  (i) all or substantially all the assets of another subsidiary which immediately prior to the transfer was a Vivendi Material Subsidiary (the "disposing Vivendi subsidiary"); or

                  (ii) sufficient assets that the receiving Vivendi subsidiary would have been a Vivendi Material Subsidiary had the transfer occurred on or before the date of the latest audited consolidated accounts of the Vivendi Group;

                  in the case of (i) above the disposing Vivendi subsidiary shall forthwith upon the transfer taking place cease to be a Vivendi Material Subsidiary.

                  "Vivendi Universal": means Vivendi Universal, S.A., a societe anonyme organized under the laws of France.

                  1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents.

                  (b) As used herein and in the other Loan Documents, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the word "incur" shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words "incurred" and "incurrence" shall have correlative meanings), (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the words "shall" and "will" shall be construed to have the same meaning and effect, (vi) the word "permit" shall be constructed to mean allow or suffer, whether voluntarily or involuntarily, and (vii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

                  (c) The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

         1.3 Accounting Determinations; GAAP. (a) To the extent a computation of Consolidated EBITDA, Consolidated Interest Expense or Consolidated Fixed Charges is required to be made for a period of four consecutive fiscal quarters ending prior to June 30,2003, such computation shall be made on a pro forma basis as if the Transaction had occurred on the first day of such period to the extent such period includes any period prior to the date of consummation of the Transaction and on an actual basis thereafter.

         (b) Any interest income accruing to the Group from Affiliates (other than Group Members) in any period in excess of the interest expense accruing from the Group to Affiliates (other than Group Members) in such period shall not be applied in the calculation of Consolidated Interest Expense or Consolidated Fixed Charges.

         (c) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Co-Administrative Agents that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Co-Administrative Agents notify the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                   SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

         2.1 Term Loans. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (each, a "Loan") to the Borrower on the Closing Date in the amount of the Commitment of such Lender. The Commitments are not revolving or continuing in nature, and shall terminate at the close of business on the earlier of the Closing Date and June 30, 2003.

         (b) The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Paying Agent in accordance with Sections 2.2 and 2.6.

         2.2 Procedure for Borrowing. The Borrower shall give the Co-Administrative Agents notice designating the Closing Date (which notice must be received by the Co-Administrative Agents prior to 1:00 P.M., New York City time, one Business Day prior to the designated date and which designated date must be no later than June 30,2003). Any Loans made on the Closing Date shall initially be ABR Loans. Upon receipt of such notice from the Borrower, the Paying Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its Commitment available to the Paying Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Closing Date in funds immediately available to the Paying Agent. Such borrowing will then be made available to the Borrower by the Paying Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Paying Agent by the Lenders and in like funds as received by the Paying Agent.

         2.3 Repayment of Loans. The Loans shall mature in 16 consecutive quarterly installments of principal (each due on the last day of each calendar quarter), commencing on September 30, 2004, each of which shall be in an aggregate amount equal to (i) in the case of the first 12 such installments, 0.25% of the Initial Aggregate Funded Amount and (ii) in the case of each of the last four such installments, 24.25% of the Initial Aggregate Funded Amount.

         2.4 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Paying Agent no later than 1:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 1:00 P.M., New York City time, on the date thereof, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that a notice of prepayment delivered by the Borrower may state such notice is conditioned upon the effectiveness of other credit facilities or the consummation of another transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied; and provided further that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, or if a notice of prepayment is revoked in accordance with the preceding proviso, the Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Paying Agent shall promptly notify each Lender thereof. If any such notice is given (and not revoked in accordance with the proviso above), the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $25,000,000 or a whole multiple thereof.

         2.5 Mandatory Prepayments. (a) If on any date any Group Member shall receive Net Proceeds from any Prepayment Event then, unless (in the case of an Asset Sale or a Recovery Event) a Reinvestment Notice shall be delivered in respect thereof, an amount equal to the Reduction Percentage of such Net Proceeds shall be applied within three Business Days after such date toward the prepayment of the Loans. If a Reinvestment Notice shall have been so delivered, then on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans.

         (b) Prepayments pursuant to this Section 2.5 shall be applied to the Loans in accordance with Section 2.1l(a) and (b). In the case of any such prepayment of a Eurodollar Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14. Each prepayment of the Loans under this Section
2.5 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

         2.6 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Paying Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the Business Day preceding the proposed conversion date. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Paying Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Required Lenders, or the Paying Agent in the absence of instructions from the Required Lenders, have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Paying Agent shall promptly notify each Lender thereof.

         (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Paying Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Required

Lenders, or the Paying Agent in the absence of instructions from the Required Lenders, have determined in its or their sole discretion not to permit such continuations and such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period; and provided further that if the Borrower shall fail to give any required notice as described above in this paragraph, the relevant Eurodollar Loans shall then be automatically converted to Eurodollar Loans having a one-month Interest Period on the last day of such then expiring Interest Period. Upon receipt of any such notice the Paying Agent shall promptly notify each Lender thereof.

         2.7 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $25,000,000 or a whole multiple of $5,000,000 in excess thereof and (b) no more than seven Eurodollar Tranches shall be outstanding at any one time.

         2.8 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

         (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

         (c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.8 plus 2% and (ii) if all or a portion of any interest payable on any Loan or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

         (d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

         2.9 Computation of Interest. (a) Interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Paying Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Paying Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

         (b) Each determination of an interest rate by the Paying Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of demonstrable error. The Paying Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Paying Agent in determining any interest rate pursuant to Section 2.8(a).

                  2.10 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                  (a) the Paying Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                  (b) the Paying Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such interest Period, the Paying Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (2) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Paying Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

                  2.11 Pro Rata Treatment and Payments. (a) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders, and shall be applied to such outstanding Eurodollar Tranches or to the outstanding ABR Loans as the Borrower may designate by notice to the Paying Agent not later than the date of such payment (or failing such notice by the Borrower, as the Paying Agent may designate). The amount of each principal prepayment of the Loans shall be applied to reduce the then remaining installments of the Loans pro rata based upon the respective then remaining principal amounts thereof; provided that at the election of the Borrower, any optional prepayments of principal may be applied to any principal installment due within ten days of such optional prepayment. Amounts prepaid may not be reborrowed.

                  (b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Paying Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Paying Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

                  (c) Unless the Paying Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Paying Agent, the Paying Agent may assume that such Lender is making such amount available to the Paying Agent, and the Paying Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Paying Agent by the required time on the borrowing date therefor, such Lender shall pay to the Paying Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Paying Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Paying Agent. A certificate of the Paying Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of demonstrable error. If such Lender's share of such borrowing is not made available to the Paying Agent by such Lender within three Business Days after such borrowing date, the Paying Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower. Nothing in this paragraph shall be deemed to limit the rights of the Borrower against any Lender.

                  (d) Unless the Paying Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Paying Agent, the Paying Agent may assume that the Borrower is making such payment, and the Paying Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Paying Agent by the Borrower within three Business Days after such due date, the Paying Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Paying Agent or any Lender against the Borrower.

                  2.12 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                  (i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

                  (ii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable within 30 days of receiving such demand. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly provide written notice to the Borrower (with a copy to the Paying Agent) which shall provide sufficient detail (A) to support its right to payment hereunder and (B) in respect of calculations of the amount to be paid hereunder.

                  (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Paying Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction within 30 days after demand therefor.

         (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Paying Agent) shall be conclusive in the absence of demonstrable error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 180 day period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         2.13 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter, imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, branch profit taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender or any Participant as a result of a present or former connection between such Agent or such Lender or Participant and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be paid by any Agent or a Lender or withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

         (b) The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

         (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Paying Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. The Borrower shall indemnify the Agents and the Lenders promptly after receipt of written demand therefor for the amount of Non-Excluded Taxes and Other Taxes and any incremental Non-Excluded Taxes and Other Taxes, interest or penalties thereon paid by any Agent or any Lender; provided that such written demand is accompanied by a certificate of such Agent or Lender setting forth the amount of such payment or liability.

         (d) Each Lender (or Transferee) that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "Non-US Lender") shall deliver to the Borrower and the Paying Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under
Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

         (e) A Lender (or Transferee) that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Paying Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation.

         (f) If any Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid such Other Taxes or paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or Other Taxes or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

         (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         2.14 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of, or conversion from, Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         2.1 5 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12 or 2.13(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided further that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.12 or 2.13(a).

         2.16 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that requests (or requests on behalf of a Participant) reimbursement for amounts owing pursuant to Section 2.12 or 2.13(a); provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement,
(iii) prior to any such replacement, such Lender shall have taken no action under Section 2.15 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.12 or 2.13(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.14 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Paying Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to
Section 2.12 or 2.13(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Paying Agent or any other Lender shall have against the replaced Lender. It is understood and agreed that if any Lender replaced hereunder fails to execute an Assignment and Assumption, it shall be deemed to have entered into such Assignment and Assumption.

                    SECTION 3. REPRESENTATIONS AND WARRANTIES

         To induce the Agents and the Lenders to enter into this Agreement and the Lenders to make the Loans, the Borrower hereby represents and warrants to each Agent and each Lender that:

            3.1 Financial Statements. (a) The audited consolidated balance sheet of the Group as at December 31, 2002, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any material long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in such financial statements, except such as have been incurred subsequent to the date of such financial statements and disclosed in the Confidential Information Memorandum.

            (b) (i) Summary income and cash flow statements for each of the film studios segment and theme park segment, (ii) unaudited balance sheets and capitalization tables of each of the television production and distribution business of the Television Segment and the cable networks business of the Television Segment and (iii) the unaudited separate and combined statements of income and of cash flows of the television production and distribution business of the Television Segment and the cable networks business of the Television Segment (the "Television Financial Statements), copies of which have heretofore been furnished to each Lender, have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and present fairly in all material respects the financial position of the Television Segment as at December 31, 2002 and its results of operations and cash flows for the fiscal year then ended, subject to the elimination of intercompany revenues and expenses.

            3.2 No Change. Since December 31, 2002, there has been no development, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

            3.3 Existence; Compliance with Law. Each Loan Party and each Material Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate and limited liability company power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to do business in each jurisdiction where it is required to be so qualified and (d) is in compliance with all Requirements of Law, except in each case to the extent that the failure to comply with the requirements of clauses (b) through (d) could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            3.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate, partnership or limited liability company power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority and no consent of any other Person under any material Contractual Obligation is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) the consents required under the Partnership Agreement, which shall have been obtained not later than the Closing Date, and (ii) the filings contemplated by the Security Documents. Each Loan Document has been (or will when required to be delivered have been) duly executed and delivered on behalf of each Loan Party party thereto. This

 Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents).

            3.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions thereunder or (b) that could reasonably be expected to have a Material Adverse Effect.

            3.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

            3.8 Ownership of Property; Liens. Each Group Member has good title to, or a valid leasehold interest in, all its property, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted and do not materially impair the value of such property which otherwise has material value. None of such property is subject to any Lien except as permitted by Section 6.3.

            3.9 Intellectual Property. Each Group Member owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such material claim. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

            3.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed by it and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge, except to the extent that the inaccuracy of any aspect of the foregoing would not in the aggregate reasonably be expected to have a Material Adverse Effect.

            3.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U or for any purpose that violates the provisions of the regulations of the Board.

            3.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

            3.13 ERISA. No ERISA Event that would reasonably be expected to result in a Material Adverse Effect has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan. To the extent that the present value of all accrued benefits under each Plan (based on those assumptions used to fund such Plans) exceeded, as of the last annual valuation date prior to the date on which this representation is made or deemed made, the value of the assets of such Plan allocable to such accrued benefits, the presence of such excess would not reasonably be expected to result in a Material Adverse Effect.

            3.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

            3.15 Subsidiaries. Schedule 3.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Equity Interests directly or indirectly owned by the Borrower and there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than (i) in connection with Dispositions of 25% of the Equity Interests in Reveille LLC to Ben Silverman and
(ii) stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Equity Interests of any Subsidiary, except as created by the Loan Documents.

            3.16 Use of Proceeds. The proceeds of the Loans shall be used to renew any loans outstanding under the Existing Facility.

            3.17 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

            (a) the facilities and properties owned, leased or operated by any Group Member (the "Properties") do not contain, and to the knowledge of the Borrower have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or would give rise to liability under, any Environmental Law;

            (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the "Business"), nor does the Borrower have knowledge that any such notice will be received or is being threatened;

            (c) Materials of Environmental Concern have not been transported or disposed of from or on the Properties in violation of, or in a manner or to a location that would give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would give rise to liability under, any applicable Environmental Law;

            (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

            (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would give rise to liability under Environmental Laws;

            (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the Business; and

            (g) no Group Member has assumed any liability of any other Person under Environmental Laws.

            3.18 Accuracy of Information, etc. No written factual statement or information contained in this Agreement, any other Loan Document or any other written document, certificate or factual statement (excluding any projections or pro forma financial information in such document, certificate or statement) furnished by or on behalf of any Loan Party to any Agent or the Lenders, or any of them (including, to the best of the Borrower's knowledge, the Confidential Information Memorandum), for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (as supplemented by all other information furnished to the Lenders prior to the date of this Agreement) any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein (taken as a whole) not misleading in any material respect. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

            3.19 Security Documents. Each representation and warranty of each Loan Party set forth in the Security Documents is correct.

                         SECTION 4. CONDITIONS PRECEDENT

            4.1 Conditions to Loans. The agreement of each Lender to make the Loan to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

            (a) Loan Agreement. The Co-Administrative Agents shall have received this Agreement or, in the case of the Lenders, a Lender Addendum, executed and delivered by the Agents, the Borrower and each Person listed on
      Schedule 1.1A.

            (b) Collateral and Guarantee Requirement. The Collateral and Guarantee Requirement shall have been satisfied.

            (c) Financial Statements. The Lenders shall have received the financial statements referred to in Section 3.1.

            (d) Financial Projections. The Co-Administrative Agents shall have received financial projections for the Group and for the Television Segment for the years 2003-2008 (including, but not limited to consolidated balance sheets for each such year and the related consolidated statements of income and of cash flows for each such year) in form and substance reasonably satisfactory to the Co-Administrative Agents, which projections shall demonstrate (i) the ability of the Borrower to meet its working capital and other cash needs throughout the period and (ii) the ability of the Borrower to service its Indebtedness.

            (e) Existing Facility. All loans outstanding under the Existing Facility shall have been renewed hereunder as contemplated by Section 9.20, and all accrued interest thereon and all other amounts payable by the Borrower pursuant to the Existing Facility shall have been paid in full.

            (f) No Material Adverse Change. No event, development or circumstance shall have occurred or arisen since December 31, 2002 that has had or could reasonably be expected to have a Material Adverse Effect.

            (g) Fees. The Lenders and the Agents shall have received all fees required to be paid by the Borrower, and all expenses required to be paid or reimbursed by the Borrower, for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

            (h) Closing, Documents. The Co-Administrative Agents shall have received the opinions, certificates and other closing documents set forth in Schedule 4.1.

            (i) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date.

            (j) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the Loans to be made on such date.

            The parties hereto acknowledge that the conditions set forth in Sections 4.l(c) and 4.l(d) have been satisfied prior to the date hereof.

                        SECTION 5. AFFIRMATIVE COVENANTS

            The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder:

            5.1 Financial Statements. The Borrower will furnish to the Paying Agent with sufficient copies for each Lender:

            (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Group a copy of the consolidated balance sheet of the Group as at the end of such fiscal year and the related consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, such consolidated statements reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing;

            (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Group, the unaudited consolidated balance sheet of the Group as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly presented in all material respects (subject to normal year-end audit adjustments); and

            (c) within the time period required for delivery of annual audited or quarterly unaudited financial statements pursuant to clause (a) or clause (b) above as applicable, (i) summary income and cash flow statements for each of the film studios segment and theme park segment,
      (ii) unaudited balance sheets and capitalization tables of each of the television production and distribution business of the Television Segment and the cable networks business of the Television Segment and (iii) the unaudited separate and combined statements of income and of cash flows of the television production and distribution business of the Television Segment and the cable networks business of the Television Segment, setting forth in each case in comparative form the figures for the previous year and certified by a Responsible Officer as being fairly stated in all material respects (subject to the elimination of intercompany revenues and expenses and normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except (i) as approved by such accountants or officer, as the case may be, and disclosed therein or (ii) in the case of statements other than consolidated statements of the Group, as expressly contemplated above) consistently throughout the periods reflected therein and with prior periods.

            5.2 Certificates; Other Information. The Borrower will furnish to the Paying Agent with sufficient copies for each Lender (or, in the case of clause (g), to the relevant Lender):

            (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

            (b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that to his knowledge no Default or Event of Default then exists, except as specified in such certificate, and (ii) a certificate containing all information and calculations necessary for determining compliance by the Borrower with the provisions of Section 6.1 as of the last day of the fiscal quarter or fiscal year, as the case may be;

            (c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Group, detailed budgets for the following fiscal year (including (i) consolidated statements of projected income and of projected cash flows, (ii) projected capital expenditures and a description of the underlying assumptions applicable thereto, (iii) a segment breakdown as to each of (i) and (ii), and (iv) on a quarterly basis, projected capitalization tables and calculations of compliance on a projected basis with Section 6.1 for each fiscal quarter during such fiscal year), and, promptly after they become available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections");

            (d) promptly upon becoming aware thereof, notice of any change in the rating of any of its Indebtedness or in the outlook therefor by either S&P or Moody's;

            (e) promptly after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its publicly held debt securities and, promptly after the same are filed, copies of any financial statements and reports that the Borrower may make to, or file with, the SEC;

            (f) not later than three Business Days prior to the date of consummation of the same, a certificate of a Responsible Officer setting forth a calculation of compliance on a pro forma basis with the provisions of Section 6.1 after giving effect to any Material Acquisition, Material Disposition, incurrence of Additional Indebtedness or making of any Restricted Payment with the proceeds of the foregoing; and

            (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

            5.3 Payment of Obligations. Except to the extent that the failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each Subsidiary to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and any reserves required under GAAP with respect thereto have been provided on the books of the relevant Group Member.

            5.4 Maintenance of Existence; Compliance. The Borrower will, and will cause each Subsidiary to, (a) (i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by
Section 6.4 and except, in the case of clause (ii) above and, with respect to any Subsidiary which is not a Loan Party, in the case of clause (i) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law (including Environmental Laws) except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            5.5 Maintenance of Property; Insurance. The Borrower will, and will cause each Subsidiary to, (a) keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance with respect to its material assets of an insurable nature in at least such amounts and against at least such risks as are usually insured against by companies engaged in the same or a similar business; provided that any Group Member may self-insure on a basis consistent with both its past practices and customary industry practices in the relevant line of business.

            5.6 Inspection of Property; Books and Records; Discussions. The Borrower will, and will cause each Subsidiary to, (a) keep proper books of records and account in which full, true and correct entries in conformity in all material respects with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Agent and any Lender to visit and inspect (in the case of a Lender, such visit and inspection to be coordinated through the Paying Agent) any of its properties and examine and make abstracts from any of its books and records (but, in the case of each Lender, not more than once during each fiscal quarter unless a Default or an Event of Default has occurred and is continuing), at any reasonable time upon reasonable prior notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of any Group Member with officers and employees of such Group Member and (so long as representatives of the Borrower are afforded a reasonable opportunity to be present and to participate) with their independent certified public accountants. It is understood that the provisions of Section 9.15 apply to any information acquired by any Lender in the exercise of its rights under this Section.

            5.7 Notices. The Borrower will promptly give notice to the Paying Agent with sufficient copies for each Lender of:

            (a) the occurrence of any Default or Event of Default;

            (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

            (c) any litigation or proceeding affecting any Group Member (i) which, if adversely determined, could result in liability to a Group Member not covered by insurance in an amount exceeding $50,000,000, (ii) in which injunctive or similar relief is sought unless such relief, if granted, would not reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

            (d) the following events: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the termination of, any Plan or any Multiemployer Plan, as the case may be, which in any event specified in clause (i) or (ii) would reasonably be expected to result in a liability for the Group in excess of $50,000,000; and

            (e) the occurrence of any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

            5.8 Separateness Requirements. Until the Loans are Investment Grade, the Borrower will, and will cause each Subsidiary to, comply with the requirements set forth in Schedule 5.8.

            5.9 Concerning the Collateral. (a) The Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in any Loan Party's legal name or domicile, (ii) in any Loan Party's identity or corporate structure or (iii) in any Loan Party's Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected Lien on all the Collateral to the extent required by the Security Documents are made or delivered to the Collateral Agent for filing. The Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

            (b) The Borrower will, each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to
Section 5.l(a), deliver to the Collateral Agent a certificate of an authorized signatory for the Borrower (i) setting forth the information required pursuant to Section A of the Perfection Certificate or confirming that that there has been no change in such information (except changes specified in such certificate) since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.9 and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and registrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent contemplated by the Security Documents and necessary to protect and perfect the Liens under the Security Agreement for a period of not less than 18 months after the date of such certificate (except as notified therein with respect to any continuation statements to be filed within such period).

            (c) If any additional Eligible Subsidiary is formed or acquired, or any Subsidiary becomes an Eligible Subsidiary, after the Closing Date, within ten Business Days after a Responsible Officer obtains knowledge of such event the Borrower will notify the Collateral Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Eligible Subsidiary and with respect to any Equity Interests in or Indebtedness of such Eligible Subsidiary.

            (d) The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and the execution and delivery of additional Deposit Account Control Agreements (as defined in the Security Agreement)), which may be required under any applicable law, or which the Collateral Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

            (e) The Borrower will, if any asset or group of related assets having an aggregate book value of $10,000,000 or more (including any real property owned in fee or improvements thereto or any interest therein) are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Liens of the Security Agreement upon acquisition thereof), notify the Collateral Agent thereof, and, if requested by the Collateral Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the obligations of the Borrower or such Loan Party under the Loan Documents and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Lien, including actions described in paragraph (d) of this Section, all at the expense of the Loan Parties.

            (f) In the event a Cash Collateral Event shall occur, the Borrower will cause the Net Proceeds thereof to be deposited in a Cash Collateral Account maintained pursuant to (and as defined in) the Security Agreement at the times and in the amounts (if any) as the Borrower would have been required to prepay the Loans if such Cash Collateral Event were a Prepayment Event.

            5.10 Interest Rate Protection. As promptly as practicable, and in any event within 90 days after the Closing Date, the Borrower will enter into, and thereafter maintain in effect, one or more Swap Agreements on such terms and with such parties as shall be reasonably satisfactory to the Co- Administrative Agents, the effect of which shall be to limit the maximum potential interest cost to the Borrower with respect to at least 50% of the outstanding Indebtedness of the Borrower for a period of not less than two years.

                          SECTION 6. NEGATIVE COVENANTS

            The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder:

            6.1 Financial Covenants. The Borrower will not:

            (a) Permit at any time the Leverage Ratio to exceed (i) 3.25 to 1.0, if at such time the Loans are not Investment Grade or (ii) 3.75 to 1.0, if at such time the Loans are Investment Grade.

            (b) Permit at any time on or after December 31, 2003 the Cash Leverage Ratio to exceed (i) 3.5 to 1.0, if at such time the Loans are not Investment Grade or (ii) 4.0 to 1.0, if at such time the Loans are Investment Grade.

            (c) Permit at any time the Senior Leverage Ratio to exceed (i) 3.0 to 1.0, if at such time the Loans are not Investment Grade or (ii) 3.5 to 1.0, if at such time the Loans are Investment Grade.

            (d) Permit the ratio of Consolidated EBITDA to Consolidated Interest Expense for any period of four consecutive fiscal quarters to be less than
      (i) 3.5 to 1.O, if on the last day of such period the Loans are not Investment Grade, or (ii) 3.0 to 1.0, if on the last day of such period the Loans are Investment Grade.

            (e) Permit the ratio of Cash EBITDA to Consolidated Fixed Charges to be less than 1.25 to 1.0 for any period of four consecutive fiscal quarters ending on or after December 31, 2003.

            6.2 Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

            (a) Indebtedness owing from one Group Member to another Group
      Member;

            (b) the Loans;

            (c) Indebtedness of the Borrower the proceeds of which are directly or indirectly applied to prepay the Loans pursuant to Section 2.5 and Permitted Refinancings of any such Indebtedness;

            (d) Indebtedness existing on the Closing Date and described on
      Schedule 6.2 and Permitted Refinancings of any such Indebtedness;

            (e) Guarantee Obligations of (i) a Foreign Subsidiary in respect of Indebtedness of another Foreign Subsidiary or (ii) a Loan Party in respect of Indebtedness of any other Group Member; provided in each case that the Indebtedness which is the primary obligation is permitted under another clause of this Section 6.2 and complies with any restrictions herein applicable to such Guarantee Obligations;

            (f) Indebtedness of the Borrower or any Subsidiary incurred solely to finance (directly or through a partially-owned joint venture) the acquisition, construction, development, production or improvement of any assets (including the acquisition, development or production in the ordinary course of business of items of Product), including any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings of any such Indebtedness; provided that the aggregate principal amount of Indebtedness permitted by this paragraph (f) and by paragraph (g) below shall not exceed $200,000,000 (or the equivalent in other currencies) at any one time; and provided further that the aggregate principal amount of such Indebtedness so permitted which is Indebtedness of Television Subsidiaries or secured by Television Assets (without duplication) shall not exceed $100,000,000 (or the equivalent in other currencies) at any one time;

            (g) Indebtedness of any Person that becomes or is merged or consolidated with or into the Borrower or a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes or is merged or consolidated with or into the Borrower or a Subsidiary and is not created in contemplation of or in connection with such Person becoming or merging or consolidating with or into the Borrower or a Subsidiary, and Permitted Refinancings of any such Indebtedness; provided further that the aggregate principal amount of Indebtedness permitted by this paragraph (g) and by paragraph (f) above shall not exceed $200,000,000 (or the equivalent in other currencies) at any one time; and provided further that the aggregate principal amount of such Indebtedness so permitted which is Indebtedness of Television Subsidiaries or secured by Television Assets (without duplication) shall not exceed $100,000,000 (or the equivalent in other currencies) at any one time;

            (h) reimbursement or indemnification obligations (i) arising in the ordinary course of business in respect of letters of credit or (ii) arising in respect of appeal bonds;

            (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

            (j) Indebtedness arising from loans and advances made to any Loan Party or any Foreign Subsidiary by Vivendi Universal or any of its subsidiaries (other than Group Members); provided that:

                  (i) any such Indebtedness incurred by any Loan Party is subordinated to the Loans pursuant to the Subordination Agreement; and

                  (ii) the aggregate outstanding amount of such Indebtedness of Foreign Subsidiaries shall be limited to (A) up to L.100,000,000 of Indebtedness of Universal Pictures Productions Ltd. outstanding on the date hereof and (B) up to $50,000,000 of other Indebtedness;

            (k) Indebtedness arising under a Film Rights Securitization, including any such Indebtedness which refinances another Film Rights Securitization, so long as after giving effect thereto, and to the application of the proceeds thereof, the aggregate outstanding principal amount of Indebtedness under all Film Rights Securitizations (other than such Indebtedness the Net Proceeds of which are applied to prepay the Loans, or which is a Permitted Refinancing of Indebtedness the Net Proceeds of which were so applied) does not exceed $950,000,000;

            (l) Indebtedness arising from the guarantee by Universal Studios Holdings Ltd. and/or the Borrower of the obligations of Shanghai Universal Studios Theme Park Co., Ltd. (the "SHANGHAI J.V."), to the lender to the Shanghai J.V. in an amount not to exceed $140,750,000;

            (m) any Indebtedness of the Borrower arising under the Special Fee Advance Agreement and comprising payments of certain partnership distributions up to $22,500,000 owing to the Blackstone Parties (as defined in the Special Fee Advance Agreement);

            (n) Indebtedness of a Covenant Defeasance SPV incurred in connection with a Covenant Defeasance Transaction;

            (o) Indebtedness of Subsidiaries not permitted by the foregoing clauses in an aggregate principal amount at no time exceeding (x) for all Subsidiaries $100,000,000 (or the equivalent in other currencies) and (y) for all Television Subsidiaries, $25,000,000 (or the equivalent in other currencies);

            (p) Indebtedness in the form of unsecured Guarantee Obligations of the Borrower in respect of Indebtedness of joint ventures in which a Group Member has an Equity Interest; provided that (x) such Indebtedness of the Borrower is not the subject of a Guarantee Obligation of any Subsidiary and (y) the aggregate principal amount of such Guarantee Obligations shall at no time exceed $50,000,000;

            (q) Indebtedness of the Borrower not permitted by the foregoing clauses, so long as (i) such Indebtedness is unsecured and is not the subject of a Guarantee Obligation of any Subsidiary and (ii) the aggregate outstanding principal amount of such Indebtedness shall at no time exceed an amount equal to (x) $800,000,000 less (y) the sum of (A) the excess at such time of the aggregate outstanding principal amount of Indebtedness under all Film Rights Securitizations (other than such Indebtedness the Net Proceeds of which are applied to prepay the Loans, or which is a Permitted Refinancing of Indebtedness the Net Proceeds of which were so applied) over $750,000,000 and (B) the aggregate outstanding principal amount of Indebtedness of Subsidiaries permitted only by paragraph (o); and

            (r) so long as at the date of incurrence thereof the senior unsecured Indebtedness of the Borrower is Investment Grade, other unsecured Indebtedness of the Borrower which is not the subject of a Guarantee Obligation of any Subsidiary.

            6.3 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

            (a) Liens already existing at June 16,2003 securing obligations in an aggregate amount of no more than $25,000,000 (or the equivalent in other currencies);

            (b) Liens arising solely by operation of law (or by any deed evidencing the same) in the ordinary course of its business in respect of any obligations which either (i) have been due for less than 30 days or
      (ii) are being contested in good faith and by appropriate means;

            (c) pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of its business as security for Indebtedness or other obligations entered into in the ordinary course of business in respect of acceptances or letters of credit to a bank or financial institution directly relating to the particular goods or documents on or over which that pledge exists;

            (d) any Lien arising out of title retention provisions in a supplier's standard conditions of supply of goods acquired in the ordinary course of business;

            (e) any Lien existing at the time of acquisition on or over any assets acquired after May 3, 2002 but only if (i) the Lien was not created in contemplation of or in connection with that acquisition and (ii) the principal, capital or nominal amount secured by any such Lien and outstanding at the time of acquisition may not be increased except by reason of any fluctuation in the amount outstanding under, and within the limits and in accordance with the terms of, facilities which exist and are secured by the relevant Lien at the time of acquisition;

            (f) any Lien created on any assets acquired after May 3,2002 for the sole purpose of financing that acquisition and securing a principal, capital or nominal amount not exceeding 100% of the cost of that acquisition (including reasonable transaction costs);

            (g) in the case of any company which becomes a Subsidiary after May 3,2002, any Lien existing on or over its assets when it becomes a Subsidiary, but only if (i) the Lien was not created in contemplation of or in connection with it becoming a Subsidiary and (ii) the principal, capital or nominal amount secured by any such Lien and outstanding when the relevant company becomes a Subsidiary may not be increased except by reason of any fluctuation in the amount outstanding under, and within the limits and in accordance with the terms of, facilities which exist and are secured by the relevant Lien when it becomes a Subsidiary;

            (h) any Lien that is (i) a contractual right of set-off relating to a depository relationship with a bank not given as security for Indebtedness or (ii) created by virtue of the operation of any cash pooling arrangements for any Group Members with their bankers providing for the setting-off or netting of debt and credit balances on bank accounts of those Group Members;

            (i) any Lien granted by any Group Member to any pension fund or managers securing the pension obligations of any Group Member;

            (j) any Lien (the "Replacement Lien") created in substitution for any Lien referred to in paragraphs (a) through (y) of Section 6.3 so long as the principal, capital or nominal amount secured by the Replacement Lien is not increased (except to cover reasonable transaction costs) and is not secured by any additional assets;

            (k) any Lien arising out of orders of attachment, sequestration, distress or execution which do not constitute an Event of Default under
      Section 7;

            (l) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations and pledges and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of obligations under such laws or regulations;

            (m) any Lien to secure the performance of tenders, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, completion bonds, letters of credit and other obligations of a like nature, in each case in the ordinary course of business;

            (n) any Lien in favor of landlords on leasehold improvements in leased premises;

            (o) any Lien arising from Permitted Investments described in clause
     (d) of the definition of the term "Permitted Investments";

            (p) rights of licensees under access agreements pursuant to which such licensees have access to duplicating material for the purpose of making copies or prints of items of Product licensed to them, and rights of distributors, exhibitors, licensees and other Persons in items of Product created in connection with the distribution or other exploitation of such items of Product in the ordinary course of business and not securing any Indebtedness;

            (q) any Lien securing an obligation incurred in connection with acquiring rights to items of Product in the ordinary course of business; provided that (i) the obligation secured by such Lien does not constitute Indebtedness of the Borrower or any of its Subsidiaries, (ii) such Liens shall be created substantially simultaneously with the acquisition, production or "pick-up" of such films and (iii) such Liens do not at any time encumber any property other than the items of Product being produced or acquired and the rights pertaining thereto and proceeds thereof;

            (r) any Lien in an item of Product securing advances to the Borrower or any of its Subsidiaries made by licensees thereof in order to finance the production or distribution thereof; provided that the aggregate principal amount of advances secured thereby shall not exceed (as to the Borrower and all of its Subsidiaries) $50,000,000 (or the equivalent in other currencies) at any time outstanding;

            (s) any Lien arising in the ordinary course of business that is held by or accrues in favor of (i) the Screen Actors Guild, the Writers Guild of America, the Directors Guild of America, the International Alliance of Theatrical and Stage Employees, and any other unions, guilds or collective bargaining units who have rights in or control over items of Product or
      (ii) any Persons who hold a participation or a residual interest in items of Product;

            (t) any Lien arising in the ordinary course of business in an item of Product that is held by or accrues in favor of any completion guarantor, financier or other third person related to production, acquisition or exploitation rights in such item of Product; provided that such Lien is subject to an intercreditor agreement by such completion guarantor, financier or other third person, as the case may be, in favor of the Borrower in which such completion guarantor, financier or other third person agrees not to (i) interfere with or otherwise disturb the exercise or exploitation by the Borrower or its Affiliates of such item of Product or (ii) exploit such item of Product (other than in the case, and to the extent, of any such completion guarantor, financier or other third person acting as a distributor or disseminator of Product, including as a result of foreclosing on such person's Lien);

            (u) the transfer of any Lien permitted to exist under this Section
      6.3 from one Person to another, so long as the principal, capital or nominal amount secured by that Lien is not increased;

            (v) any Copyright Lien securing obligations specified in the definition thereof;

            (w) any Lien arising in the ordinary course of business (including in connection with an Exempt Transaction) regarding items of Product that is held by or accrues in favor of any government, administrative agency or other administrator or beneficiary of a Governmental Incentive Program;

            (x) any Lien created on or over assets of a Foreign Subsidiary which is not a Guarantor pledged to secure obligations of such Subsidiary permitted to be incurred under this Agreement;

            (y) any Lien created in connection with a Film Rights
      Securitization, which Film Rights Securitization is permitted under
      Section 6.2;

            (z) any Lien created by the Security Documents;

            (aa) any Lien created upon any cash collateral account of the Borrower that is funded exclusively with any portion of the proceeds of the UCI Loan;

            (bb) the Lien on Equity Interests in USJ Co., Ltd. contemplated by the definition of Indebtedness;

            (cc) any Lien created upon any assets of a Covenant Defeasance SPV incurred in connection with a Covenant Defeasance Transaction; and

            (dd) any other Lien created on or over assets of any Group Member; provided that the aggregate outstanding principal, capital or nominal amount secured by all Liens created or outstanding under this paragraph
      (dd) must not at any time exceed in aggregate $50,000,000 (or the equivalent in other currencies).

            6.4 Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

            (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or with or into any other Subsidiary (provided, that if either such Subsidiary is a Guarantor, the continuing or surviving entity shall be a Guarantor);

            (b) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lenders; provided that a Guarantor may only liquidate or dissolve into the Borrower or another Guarantor; and

            (c) any Investment permitted by Section 6.7 or any Disposition permitted pursuant to Section 6.5 may be structured as a merger, consolidation or amalgamation and may involve a Disposition of all or substantially all of the assets of one or more Group Members.

            6.5 Disposition of Property. The Borrower will not, and will not permit any Subsidiary to, Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any Equity Interests in such Subsidiary to any Person, except:

            (a) Dispositions made in the ordinary course of business of the Disposing entity, including in connection with any Exempt Transaction;

            (b) Dispositions to a Group Member;

            (c) Restricted Payments that are permitted by Section 6.6;

            (d) leases, including subleases, and licenses entered into in the ordinary course of business;

            (e) Dispositions made in connection with the liquidation in bankruptcy of any Subsidiary;

            (f) Dispositions made in connection with a Film Rights Securitization, which Film Rights Securitization is permitted under
      Section 6.2;

            (g) Dispositions of 25% of the Equity Interests in Reveille LLC to Ben Silverman; and

            (h) other Dispositions, so long as (i) the consideration therefor is not less than the fair market value of the related asset, (ii) the Borrower complies with the requirements of Sections 2.5 and 5.9(f) in connection with such Disposition, if applicable, (iii) in the case of any Disposition of Television Assets such consideration is payable solely in cash at closing; provided that the Borrower may accept consideration other than cash in connection with a Disposition of Television Assets so long as the book value of such non-cash consideration does not exceed 15% of the aggregate consideration for all such Dispositions of Television Assets; and (iv) the aggregate book value of Television Assets (other than the Sundance Channel) so Disposed of shall not exceed $50,000,000 during the term of this Agreement.

            6.6 Restricted Payments. Unless at the time the Loans are Investment Grade, the Borrower will not, and will not permit any Subsidiary to, (i) declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of any Group Member, whether now or hereafter outstanding (other than an Investment in Equity Interests in a Subsidiary permitted by Section 6.7), or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member ("Dividends"), (ii) make any Investment in any member of the Vivendi Group other than a Group Member or (iii) make any payment on account of, or set apart assets for a sinking or another analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Indebtedness owing to any member of the Vivendi Group other than a Group Member (collectively, "Restricted Payments"), except that so long as after giving effect to such Restricted Payment (and any transaction giving rise thereto), no Event of Default shall have occurred and be continuing:

            (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional such Equity Interests;

            (b) Subsidiaries may declare and make Restricted Payments to the Borrower or other Subsidiaries and declare and pay Dividends ratably with respect to their Equity Interests;

            (c) the Borrower may declare and pay regularly scheduled cash distributions on its Class B Preferred Interests;

            (d) the Borrower may, promptly after the close of each taxable year, make Tax Distributions in respect of the income of the Borrower for such taxable year;

            (e) the Canada Preferred Stock may be redeemed or repurchased at any time after the exercise by the holder thereof of the put rights related thereto;

            (f) the Borrower may make Restricted Payments from the proceeds of cash from operations so long as, after giving effect thereto, the Cash Leverage Ratio is less than 2.5 to 1.O;

            (g) the Borrower may make Restricted Payments from the Net Proceeds received from the Disposition of assets other than Subject Assets (whether consummated prior to, on or after the Closing Date) so long as, after giving effect thereto, (x) any Indebtedness associated with such assets has been retired or defeased, (y) the Cash Leverage Ratio is less than (a)
      3.0 to 1.0 for any such Disposition consummated prior to the date occurring 18 months following the Closing Date and (b) 2.5 to 1.0 for any such Disposition consummated on or after the date occurring 18 months after the Closing Date and (2) the Loans are rated no less than BB by S&P and Ba2 by Moody's (in each case, with a stable outlook); provided that the condition in clause (y) above shall not apply in the case of a Disposition of Spencer Gifts LLC (and its subsidiaries) or the real property and improvements set forth on Schedule 1.1C;

            (h) new intercompany loans may be made to Vivendi Universal or its subsidiaries or then-existing intercompany loans owed to Vivendi Universal or its subsidiaries may be repaid from the proceeds of cash from operations, so long as, after giving effect thereto, no more than $600,000,000 of net intercompany loans to Vivendi Universal or its subsidiaries are outstanding (subject to an increase to $700,000,000 at any time upon election of the Borrower, at which time the maximum ratio permitted by clause (i) of Section 6.1(b) shall be reduced to 3.0 to 1.0 to the extent not already at or below such level); provided that the net amount of intercompany loans otherwise permitted to be outstanding under this clause (h) shall be reduced by the amount of any Restricted Payments in the form of Dividends made pursuant to clauses (f) and (g) above);

            (i) the Borrower may make Restricted Payments in an amount equal to the portion of any proceeds of issuances of Equity Interests not required to be used to prepay the Loans (or to cash collateralize the Loans); provided that, such amount is used to make Restricted Payments substantially concurrently with the receipt of such proceeds and so long as the Cash Leverage Ratio is less than 2.5 to 1.0;

            (j) UCI Loans may be prepaid with the proceeds of (i) Additional Indebtedness, (ii) any Disposition of UCI or (iii) distributions received from UCI;

            (k) the Borrower may make Restricted Payments from the proceeds of Permitted Debt; and

            (l) the Class A Preferred Interests and/or the Class B Preferred Interests may be defeased pursuant to a Covenant Defeasance Transaction;

provided that no such Restricted Payment in the form of loans or advances otherwise permitted by the foregoing provisions shall be permitted if as a consequence such loans or advances would in whole or in part be required to be applied as a mandatory prepayment of Indebtedness of a member of the Vivendi Group.

            6.7 Investments. The Borrower will not, and will not permit any Subsidiary to, make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

            (a) Permitted Investments;

            (b) Investments by the Borrower or any Subsidiary existing on June 16, 2003;

         (c) loans, advances or other Investments made by the Borrower to or in any Subsidiary (including the formation of a new Subsidiary but not the acquisition of a Person having more than $1,000 of total assets not theretofore a Subsidiary) or made by any Subsidiary to or in the Borrower or any other Subsidiary (including the formation of a new Subsidiary but not the acquisition of a Person not theretofore a Subsidiary having more than $1,000 of total assets);

         (d) Investments constituting part of the Transaction;

         (e) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers, suppliers or others, in each case in the ordinary course of business, or received in satisfaction of judgments;

         (f) Investments received as noncash consideration for Dispositions permitted by Section 6.5;

         (g) extensions of credit in the nature of accounts receivable in the ordinary course of business;

         (h) loans and advances to employees, directors and officers of the Borrower or any of the Subsidiaries in the ordinary course of business;

         (i) Investments in the form of Permitted Hedges;

         (j) Investments resulting from pledges and deposits referred to in
Section 6.3;

         (k) Investments of any Person existing at the time such Person becomes a Subsidiary or at the time such Person merges or consolidates with the Borrower or any of the Subsidiaries, in either case in compliance with the terms of this Agreement, which Investments were not created or acquired in contemplation of such transaction;

         (l) Investments constituting Restricted Payments permitted by Section 6.6;

         (m) guarantees constituting Indebtedness permitted by Section 6.2;

         (n) guarantees made in the ordinary course of business consistent with past practices;

         (o) acquisitions of Product or interests therein in the ordinary course of business, including by way of forming and/or funding joint ventures;

         (p) direct or indirect Investments in UCI (including any guarantee of or pledge of cash collateral to secure Indebtedness of UCI) funded exclusively with the proceeds of a UCI Loan;

         (q) loans and advances arising under the Special Fee Advance Agreement comprising payments of certain partnership distributions up to $22,500,000 owing to the Blackstone Parties (as defined in the Special Fee Advance Agreement);

         (r) loans to any other Person participating in a Governmental Incentive Program if and only if a Group Member retains control over the distribution rights in the related Product;

                  (s) direct or indirect Investments in Shanghai J.V. in an amount not to exceed $75,700,000, plus such additional Investment not to exceed $140,750,000 as may arise under the Indebtedness permitted pursuant to Section 6.2(1); and

                  (t) Investments in addition to those permitted by clauses (a) through (s) above so long as after giving effect thereto no Event of Default shall have occurred and be continuing.

                  6.8 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

                  (a) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties;

                  (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate;

                  (c) transactions described on Schedule 6.8;

                  (d) loans and advances between the Borrower and its Subsidiaries, on the one hand, and Vivendi Universal and its subsidiaries (other than the Borrower and its subsidiaries), on the other hand, permitted by Sections 6.2(j) and 6.6;

                  (e) other transactions on an arm's-length basis among the Borrower, its Subsidiaries and their Affiliates consistent with past practices (it being understood that a transaction on terms reasonably calculated to reimburse the applicable Group Member for its material costs in connection therewith shall not fail to be an arm's length transaction for this purpose even though such Group Member would not have entered into such a transaction with a Person that was not an Affiliate);

                  (f) any Restricted Payment permitted by Section 6.6; and

                  (g) the borrowing of a UCI Loan and the making of any payment in respect thereof required by the terms thereof (but not any payment which is not required by the terms thereof).

                  6.9 Sales and Leasebacks. The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement with any Person (other than a Group Member) providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member; provided that such an arrangement may be effected (i) within 270 days after the initial acquisition by any Group Member of such real or personal property in order to finance the cost of acquisition thereof or (ii) pursuant to the transactions described on Schedule 6.9.

                  6.10 Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests or High-Yield Debt) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

                  6.11 Changes in Fiscal Periods. The Borrower will not permit its fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters.

                  6.12 Negative Pledge Clauses. The Borrower will not, and will not permit any Subsidiary to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, in each case other than Permitted Restrictions.

                  6.13 Clauses Restricting Subsidiary Distributions. The Borrower will not, and will not permit any Subsidiary to, enter into or suffer to exist or become effective any consensual restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, in each case other than Permitted Restrictions.

                  6.14 Lines of Business. The Borrower will not enter to any material extent into any business, either directly or through any Subsidiary, except for Permitted Lines of Business.

                          SECTION 7. EVENTS OF DEFAULT

                  If any of the following events shall occur and be continuing:

                  (a) a Loan Party does not pay (i) on the due date, any principal of any Loan or (ii) within three Business Days of the due date, any other amount payable by it under the Loan Documents, in each case at the place at and in the currency in which it is expressed to be payable;

                  (b) (i) the Borrower does not comply with any provision of
         Section 5.7(a), Section 5.9(f) or Section 6; or (ii) a Loan Party does not comply with any provision of the Loan Documents (other than those referred to in Section 7(a) or 7(b)(i)) and the failure to comply (if capable of remedy) continues for 30 days after the Paying Agent gives notice of such failure to the Borrower;

                  (c) a representation, warranty or statement made or repeated in any Loan Document or in any document delivered by or on behalf of any Loan Party under or in connection with any Loan Document is incorrect in any material respect when made or deemed to be made or repeated;

                  (d) (i) any Financial Obligation of any Loan Party, a Material Subsidiary, Vivendi Universal or a Vivendi Material Subsidiary is not paid when due (or where there is a grace period applicable to that Indebtedness, within that grace period); (ii) an event of default howsoever described occurs under any document relating to any Financial Obligation of any Loan Party, a Material Subsidiary, Vivendi Universal or a Vivendi Material Subsidiary; or (iii) any Financial Obligation of any Loan Party, a Material Subsidiary, Vivendi Universal or a Vivendi Material Subsidiary becomes prematurely due and payable as a result of an event of default or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Indebtedness; provided that there shall only be an Event of Default under this Section 7(d) if the aggregate amount of Financial Obligations which is not so paid and/or in respect of which such event has occurred and/or which becomes prematurely due and payable or is placed on demand exceeds $50,000,000 (or the equivalent in other currencies); and provided further that no Default or Event of Default shall arise hereunder if Indebtedness secured by any asset is required to be prepaid by reason of a Disposition of such asset otherwise permitted hereunder, or any Indebtedness of any Subsidiary is required to be prepaid by reason of a Disposition of such Subsidiary otherwise permitted hereunder, so long as such Indebtedness is so prepaid in accordance with such requirements;

         (e) (i) any Loan Party, any Material Subsidiary or Vivendi Universal is unable to pay its debts as they fall due, or admits in writing inability to pay its debts as they fall due;

             (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking:

                  (A) liquidation, reorganization or other relief in respect of any Loan Party, any Material Subsidiary or Vivendi Universal or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect; or

                  (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party, any Material Subsidiary or Vivendi Universal or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

             (iii) any Loan Party, any Material Subsidiary or Vivendi Universal shall:

                  (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect;

                  (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (ii) of this Section;

                  (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets;

                  (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding;

                  (E) make a general assignment for the benefit of creditors; or

                  (F) take any action for the purpose of effecting any of the foregoing;

         (f) the Secured Guarantee of any Guarantor is not effective or is alleged by any Loan Party to be ineffective for any reason, except as otherwise provided in Section 5.9 and in the Security Agreement;

                  (g) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (exclusive of amounts covered by insurance as to which the insurer has not disputed coverage) shall be rendered against any Loan Party or any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Loan Party or any Material Subsidiary to enforce any such judgment;

                  (h) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

                  (i) a Change in Control shall occur;

                  (j) on or after the Closing Date, the Collateral Agent shall not have for the benefit of the Lenders a perfected first priority security interest, directly or indirectly through the pledge of the equity interests in a Group Member which is the direct or indirect owner thereof, in all equity interests owned by any Group Member in any of the Pledge Subsidiaries, except as a result of the Collateral Agent's failure (x) to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Agreement or (y) to file properly (A) Uniform Commercial Code financing statements or comparable filings delivered to it for filing under the Security Documents or (B) Uniform Commercial Code continuation statements or comparable filings necessary to maintain perfection, or any Loan Party shall allege such to be the case; or

                  (k) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral having a value in excess of $5,000,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral or such Collateral's becoming subject to a Film Rights Securitization (and released in accordance with Section 9.14) in a transaction permitted under the Loan Documents or (ii) as a result of the Collateral Agent's failure (x) to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Agreement or (y) to file properly
(A) Uniform commercial Code financing statements or comparable filings delivered to it for filing under the Security Documents or (B) Uniform Commercial Code continuation statements or comparable filings necessary to maintain perfection;

then, and in any such event, the Paying Agent shall, if so directed by the Required Lenders, by notice to the Borrower: (x) demand that all or part of the Loans, together with accrued interest and all other amounts accrued under the Loan Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or (y) demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Paying Agent acting on the instructions of the Required Lenders; provided that upon the occurrence of an Event of Default under Section 7(e) with respect to the Borrower, the Loans, together with accrued interest and all other amounts accrued under the Loan Documents, shall become immediately due and payable, without notice or any other action by any Agent or any Lender.

                              SECTION 8. THE AGENTS

                  8.1 Appointment. Each Lender hereby irrevocably designates and appoints each of the Co-Administrative Agents, the Collateral Agent and the Paying Agent as the agents of such Lender under this Agreement and the other Loan Documents, and irrevocably authorizes each of them, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan

Documents and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement and the other Loan Documents (including with respect to the Collateral Agent, to sign and deliver the Security Documents), together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Co-Administrative Agents, the Collateral Agent and the Paying Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any of the Co-Administrative Agents, the Collateral Agent and the Paying Agent. References in this Section 8, other than Sections
8.9 and 8.10 to the Co-Administrative Agents shall be deemed to include a reference to the Collateral Agent and the Paying Agent.

                  8.2 Delegation of Duties. Each of the Co-Administrative Agents may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither of the Co-Administrative Agents shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                  8.3 Exculpatory Provisions. Neither any Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

                  8.4 Reliance by Co-Administrative Agents. Each of the Co-Administrative Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Co-Administrative Agents. Each of the Co-Administrative Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Co-Administrative Agents. Each of the Co-Administrative Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each of the Co-Administrative Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

                  8.5 Notice of Default. No Co-Administrative Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Co-Administrative Agents have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Co-Administrative Agents receive such a notice, the Co-Administrative Agents shall give notice thereof to the Lenders. The Co-Administrative Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Co-Administrative Agents shall have received such directions, the Co-Administrative Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as they shall deem advisable in the best interests of the Lenders.

                  8.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Co-Administrative Agents hereunder, the Co-Administrative Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Co-Administrative Agents or any of their officers, directors, employees, agents, attorneys-in-fact or affiliates.

                  8.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Exposures in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Exposures immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

                  8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

                  8.9 Successor Co-Administrative Agent. Each of the Co-Administrative Agents may resign as Co-Administrative Agent upon 10 days' notice to the Lenders and the Borrower. If the Co-Administrative Agents shall have both resigned as Co-Administrative Agents under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(e) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). Any successor agent shall succeed to the rights, powers and duties of the Co-Administrative Agents, and the term "Co-Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Co-Administrative Agent's rights, powers and duties as Co-Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Co-Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If both Co-Administrative Agents shall have resigned and no successor agent has accepted appointment as Co-Administrative Agent by the date that is 10 days following the last retiring Co-Administrative Agent's notice of resignation, the last retiring Co-Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Co-Administrative Agents hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Co-Administrative Agent's resignation as Co-Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Co-Administrative Agent under this Agreement and the other Loan Documents.

                  8.10 Co-Administrative Agents' and Paying Agent's Fees. The Borrower agrees to pay (i) to the Co-Administrative Agents, for their own accounts, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Co-Administrative Agents and (ii) to the Paying Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Paying Agent.

                  8.11 Syndication Agent. The Syndication Agent shall not have any duties or responsibilities hereunder in its capacity as such.

                            SECTION 9. MISCELLANEOUS

                  9.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Co-Administrative Agents and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Co-Administrative Agents, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof, or provide that payments shall not be allocated pro rata to the Lenders, in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Security Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 8 without the written consent of each Agent affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

                  Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Co-Administrative Agents and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

                  9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Co-Administrative Agents and the Paying Agent, and as set forth in an administrative questionnaire delivered to the Co-Administrative Agents in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:                 Vivendi Universal Entertainment LLLP
                          Universal Studios
                          100 Universal City Plaza
                          Universal City, California 91608
                          Attention: Chief Financial Officer and General Counsel
                          Telecopy: +1 818 866 1567 and +1 818 866 3444

                          with a copy to:

                          Vivendi Universal S.A.
                          42 avenue de Friedland
                          75008 Paris, France
                          Attention: Dominique Gibert
                          Telecopy: + 33 1 71 71 1127

Co-Administrative Agents: Bank of America, N.A.

                          335 Madison Avenue
                          New York, New York 10017
                          Attention: Thomas Kane
                          Telecopy: +1-212 503 7173

                          and:

                          JPMorgan Chase Bank
                          Loan and Agency Services Group
                          1111 Fannin Street, 10th Floor
                          Houston, Texas 77002
                          Attention: Cynthia Aguirre
                          Telecopy: +1-713 750 2358

                          with a copy to:

                          JPMorgan Chase Bank
                          270 Park Avenue
                          New York, New York 10017
                          Attention: Peter Thauer
                          Telecopy: +l-212 270 4164

Paying Agent:             JPMorgan Chase Bank
                          Loan and Agency Services Group
                          1111 Fannin Street, 10th Floor
                          Houston, Texas 77002
                          Attention: Cynthia Aguirre
                          Telecopy: +1-713 750 2358

provided that any notice, request or demand to or upon any Agent shall not be effective until received.

                  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Co-Administrative Agents; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Paying Agent and the applicable Lender. The Borrower or any Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

                  9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

         9.5 Payment of Expenses. Upon receipt of reasonable documentation, the Borrower agrees (a) to pay or reimburse the Co-Administrative Agents, the Collateral Agent and the Paying Agent for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of a single outside counsel (and any local counsel) to such Agents and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Agent that is owed payment or reimbursement shall deem appropriate, (b) to pay or reimburse each Lender and each Agent for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents but, in the case of the Lenders, only after the occurrence and during the continuance of a Default or an Event of Default, including the fees and disbursements of counsel to each Lender and each Agent, and (c) to pay, indemnify, and hold each Lender and each Agent and their respective officers, directors, trustees, employees, Affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (c), collectively, the "Indemnified Liabilities"); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section
9.5 shall be payable promptly after written demand therefor. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

         9.6 Successors and Assigns: Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

         (b) (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section, any Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

                           (A) the Borrower; provided that no consent of the
                  Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7(a) or 7(e) has occurred and is continuing, any other Person; and

                           (B) the Paying Agent; provided that no consent of the
                  Paying Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund; provided further that no consent of the Paying Agent shall be required for an assignment of all or any portion of a Loan to any Person by Bank of America, N.A. or JPMorgan Chase Bank.

                  (ii) Assignments shall be subject to the following additional conditions:

                           (A) except in the case of an assignment to a Lender,
                  an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Co-Administrative Agents) shall not be less than $1,000,000 unless each of the Borrower and the Paying Agent otherwise consents (such consents not to be unreasonably withheld or delayed); provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7(a) or 7(e) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

                           (B) the parties to each assignment shall execute and
                  deliver to the Paying Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

                           (C) the Assignee, if it shall not be a Lender, shall
                  deliver to the Paying Agent an administrative questionnaire.

                  For the purposes of this Section 9.6,the term "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by
(a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

                  (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12,2.13,2.14 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

                  (iv) The Paying Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"), a copy of which shall be made available to the Borrower upon its request. The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Upon the reasonable request of a Lender, the Paying Agent may provide such Lender with a list of the names and Exposures of the other Lenders.

                  (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(B) of this Section and any written consent to such assignment required by this Section 9.6, the Paying Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                  (c) (I) Any Lender may, without the consent of the Borrower or Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender; provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.

                  (ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. Any Participant that is a Non-US. Lender shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Section 2.13(d).

                  (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

                  (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) of this Section.

                  (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or any Agent and without regard to the limitations set forth in Section 9.6(b). The Borrower, each Lender and each Agent hereby confirm that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

                  9.7 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or Lenders, if any Lender (a "Benefited Lender") shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 7, receive any payment of all or part of the Obligations owing to it, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(e), or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such Collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                  (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, during the continuance of an Event of Default and without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Co-Administrative Agents after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

                  9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Co-Administrative Agents.

                  9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agents or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                  9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                  9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

                  (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Co-Administrative Agents shall have been notified pursuant thereto;

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                  (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

                  9.13 Acknowledgements. The Borrower hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                  (b) none of the Agents and Lenders has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                  (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or between the Borrower and the Lenders.

                  9.14 Releases of Guarantees and Liens. (a) Notwithstanding the foregoing, and subject, in the case of the Collateral covered by any Mortgage, to the provisions of such Mortgage, Collateral (but not the proceeds thereof) shall be automatically released from the Liens of the Security Documents from time to time as necessary in respect of any Disposition of assets (which assets constitute items of Collateral) permitted by the Loan Documents (other than a Film Rights Securitization, which is addressed in clause (b) below) and made to a Person other than the Borrower and its Subsidiaries and, in the case of a sale outside the ordinary course of business, other than an Affiliate; provided that arrangements reasonably satisfactory to the Collateral Agent shall have been made to apply the Net Proceeds thereof if and as required by the terms of the Loan Documents. The Collateral Agent shall execute and deliver all release documents reasonably requested to evidence such release (without the requirement of consent from any Lender), including if necessary in respect of such disposal the delivery of any security certificates or instruments held by the Collateral Agent and any related stock or note powers or other instruments of transfer.

                  (b) Collateral shall be released from the Liens of the Security Documents to the extent necessary to permit the consummation of any Film Rights Securitization permitted under the Loan Documents. The Collateral Agent shall execute and deliver any release, inter-creditor or similar document reasonably requested of it and reasonably satisfactory to it in connection with such a Film Rights Securitization (without the requirement of consent from any Lender).

                  (c) In the event of any Disposition of Equity Interests directly or indirectly held by the Borrower in any Guarantor which is permitted by the Loan Documents and made to a Person other than the Borrower, a Subsidiary or an Affiliate, if such Disposition results in such Guarantor's ceasing to be a Subsidiary, then such Guarantor shall be automatically released from its obligations as a Guarantor under the Loan Documents. The Collateral Agent shall execute and deliver all release documents reasonably requested to evidence such release (without the requirement of consent from any Lender).

                  (d) In the event of a Disposition of Collateral outside the ordinary course of business to an Affiliate in a transaction expressly permitted hereunder, the Borrower shall be entitled to a release of the Lien of the Security Documents on such Collateral (and, in the case of such a Disposition of a Guarantor, to a release of its Secured Guarantee) upon presentation of evidence reasonably satisfactory to the Collateral Agent that such transaction is expressly permitted hereunder. The Collateral Agent shall execute and deliver all release documents reasonably requested to evidence such release (without the requirement of consent from any Lender).

                  (e) If and to the extent that (i) a Cash Collateral Event occurs (or is deemed to occur) by reason of a Disposition of assets which constitute Subject Assets solely because the requisite pro forma Cash Leverage Ratio specified in the definition of Subject Assets was not achieved at the time of such Disposition (or was achieved only after giving effect to a related collateralization of the Loans), but (ii) such Disposition would not have constituted a Disposition of Subject Assets had such Disposition been consummated as of the date of each of the then two most recent fiscal quarters of the Borrower (determined after giving effect to the release of cash collateral contemplated below), the Borrower shall be entitled to release of the amount of cash collateral deposited in connection with such Disposition (or to release of the appropriate portion thereof which permits the condition specified above to be satisfied). For purposes of Section 6.6, the cash collateral so released shall be deemed Net Proceeds of a Disposition of assets which are not Subject Assets consummated on the date of such release.

                  (f) The Collateral Agent may conclusively rely upon a certificate of the Borrower to the effect that any Disposition or Film Rights Securitization is permitted by the Loan Documents.

                  9.15 Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, any Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Agent or any Lender from disclosing any such information (a) to the Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, in each case on a confidential basis, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if necessary to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided further that effective from the date of commencement of discussions concerning the transaction contemplated by this Agreement, each of the Loan Parties, each of the Lenders and each of the Agents and each of their employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement, and all materials of any kind, including opinions or other tax analyses, that have been provided to it by any other party relating to such tax treatment and tax structure.

                  9.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  9.17 Delivery of Addenda. Each Lender listed in Schedule 1.1A shall become a party to this Agreement by delivering to the Co-Administrative Agents a Lender Addendum duly executed by such Lender.

                  9.18 Non-Recourse to Partners. No liability, right, remedy or claim shall arise, be asserted or be enforceable at any time as against any parties to the Partnership Agreement, or any of their subsidiaries or Affiliates or any of the respective officers, directors, employees, representatives or agents of any of the foregoing, other than the Borrower and the other Loan Parties, by or on behalf of any Agent or any Lender in respect of the Loans, this Agreement or any other Loan Document, all such liabilities, rights, remedies and claims, if any, being expressly waived.

                  9.19 Limitation on Individual Enforcement. Each Lender agrees that it shall not take or institute any action or proceeding, judicial or otherwise, for any right or remedy against the Borrower or any other Loan Party under the Loan Documents (including the exercise of any right of setoff, rights on account of any bankers lien or similar claim or other rights of self-help), or institute any action or proceeding, or otherwise commence any remedial procedure, with respect to any Collateral, without the prior written consent of the Co-Administrative Agents and the Required Lenders. The provisions of this Section (i) are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party and (ii) shall not extend to any individual Lender enforcement (or other) rights not otherwise available to an individual Lender under the Loan Documents.

                  9.20 Restatement of Existing Facility. The Loans are intended as a renewal and extension of the outstanding principal amount under the Existing Facility to the extent thereof. The parties hereto (including the Co-Administrative Agents, in their respective capacities as lenders and administrative agent under the Existing Facility) agree that, on the Closing Date and subject to satisfaction of the conditions specified in Section 3.1 hereof, (i) the Co-Administrative Agents, in their respective capacities as lenders under the Existing Facility, hereby assign to the Lenders all of their right, title and interest under the Existing Facility, (ii) the proceeds of the Loans shall be applied on the Closing Date to the payment of all amounts owed by the Borrower under the Existing Facility, (iii) the Indebtedness thereunder shall be deemed to be renewed hereunder with the effect that such Indebtedness shall be deemed not to have been repaid, but shall remain outstanding hereunder as Loans and (iv) the Existing Facility shall be amended and restated in its entirety to read as set forth herein.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                         VIVENDI UNIVERSAL ENTERTAINMENT LLLP

                                         By: /s/ Karen Randall
                                             -----------------------------------
                                             Name:  Karen Randall
                                             Title: Executive Vice President and
                                                    General Counsel

                                         CO-ADMINISTRATIVE AGENTS:

                                         BANK OF AMERICA, N.A.


                                         By: /s/ Thomas J. Kane
                                             -----------------------------------
                                             Name:  Thomas J. Kane
                                             Title: Principal




                                         JPMORGAN CHASE BANK

                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:



                                 LOAN AGREEMENT

                                         CO-ADMINISTRATIVE AGENTS:

                                         BANK OF AMERICA, N.A.


                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:




                                         JPMORGAN CHASE BANK

                                         By: /s/ Bruce Borden
                                             -----------------------------------
                                             Name:  BRUCE BORDEN
                                             Title: VICE PRESIDENT





                                 LOAN AGREEMENT

                                         SYNDICATION AGENT:

                                         BARCLAYS BANK PLC

                                         By: /s/ Nicholas A. Bell
                                             -----------------------------------
                                             Name:  NICHOLAS A. BELL
                                             Title: DIRECTOR
                                                    LOAN TRANSACTION MANAGEMENT





                                 LOAN AGREEMENT

                                         COLLATERAL AGENT:

                                         JPMORGAN CHASE BANK

                                         By: /s/ Bruce Borden
                                             -----------------------------------
                                             Name:  BRUCE BORDEN
                                             Title: VICE PRESIDENT







                                 LOAN AGREEMENT

                                         PAYING AGENT:

                                         JPMORGAN CHASE BANK

                                         By: /s/ Bruce Borden
                                             -----------------------------------
                                             Name:  BRUCE BORDEN
                                             Title: VICE PRESIDENT






                                 LOAN AGREEMENT